[DESCRIPTION] SB-2 Registration Statement

                           UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                             FORM SB-2

      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    UPTOWN RESTAURANT GROUP, INC.
             (Name of small business issuer in its charter)

COLORADO                                          65-0835444
(State or jurisdiction  (Primary Standard    (I.R.S. Employer
incorporation or         Industrial          Identification No.)
Organization  )          Classification Code
                         Number)

        955 E. Javelina Ave., Ste. 106, Mesa, AZ 85204; (602) 503-3363
         (Address and telephone number of principal executive offices)

                 955 E. Javelina Ave., Ste. 106, Mesa, AZ 85204
(Address of principal place of business or intended principal place of business)


R. Michael Jackson, 165 S. Union Blvd., # 705, Lakewood, CO 80228; (303)969-0808 (Name, Address and Telephone Number of Agent for Service of Process)

Approximate date of proposed sale to the public:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE

Title of each   Dollar      Proposed    Proposed
class of        amount to   maximum     maximum
securities      be          offering    aggregate     Amount of
to be           registered  price per   offering      registration
registered                  Unit        price         fee


No Par Value    up to       $0.75 per   $8,601,662    $2,270.84
Common Stock    $8,601,662  (estimate)

                 PART I - INFORMATION REQUIRED IN PROSPECTUS

                       UPTOWN RESTAURANT GROUP, INC.
                          A Colorado corporation

                     7,983,883 SHARES OF COMMON STOCK
                               NO PAR VALUE

     This is an offering of shares of common stock of Uptown Restaurant Group, Inc., from time to time by selling shareholders. Uptown Restaurant Group will not receive any of the proceeds from the sale of the shares by the selling shareholders. Our common stock is currently reported on the NASD's OTC Bulletin Board under the symbol "UTRG."

     From time to time, the selling shareholders may use this prospectus to offer and sell their shares at the prices quoted for the common stock in the over-the-counter market. The selling shareholders may also attempt to sell their shares in isolated transactions, at negotiated prices, with institutional or other investors.

     To the extent required, we will disclose in a prospectus supplement the names of any agent or broker-dealer, applicable commissions or discounts, and any other required information about any particular offer. The selling shareholders will pay commission expenses and brokerage fees, if any.

     Our bona fide estimate of the range of maximum offering price is $.50 to $1.00 per share, and the maximum number of shares to be offered by this prospectus is 11,468,883.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

INVESTING IN THE COMMON STOCK INVOLVES RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

                   See "Risk Factors" beginning on page __.







                         Dated: __________, 2000

                           TABLE OF CONTENTS


                                                             Page
SUMMARY.....................................................    5
RISK FACTORS................................................    9
USE OF PROCEEDS.............................................   12
DILUTION....................................................   13
SELLING SECURITY HOLDERS....................................   13
PLAN OF DISTRIBUTION........................................   15
LEGAL PROCEEDINGS...........................................   16
DIRECTORS AND EXECUTIVE OFFICERS,
     PROMOTERS AND CONTROL PERSONS..........................   17
SECURITY OWNERSHIP OF CERTAIN
     BENEFICIAL OWNERS AND MANAGEMENT.......................   21
DESCRIPTION OF SECURITIES...................................   23
COMMISSION POSITION OF INDEMNIFICATION
     FOR SECURITIES ACT LIABILITIES.........................   26
DESCRIPTION OF BUSINESS.....................................   26
MANAGEMENT'S DISCUSSION AND ANALYSIS........................   31
CERTAIN RELATIONSHIPS AND RELATED
     TRANSACTIONS...........................................   32
MARKET FOR COMMON EQUITY AND RELATED
     STOCKHOLDER MATTERS....................................   33
EXECUTIVE COMPENSATION......................................   34
LEGAL MATTERS...............................................   37
EXPERTS.....................................................   37
WHERE YOU CAN FIND MORE INFORMATION.........................   37
FINANCIAL STATEMENTS........................................  F-1

     You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus may be accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                 SUMMARY

Because this is a summary, it does not contain all of the information that may be important to you as a prospective purchaser of shares of our common stock from a selling shareholder. You should read the entire prospectus carefully, including the risk factors and the financial statements, before you decide to purchase shares of our common stock.

     SHARES OFFERED UNDER THIS PROSPECTUS. This prospectus covers the resale of shares by the selling shareholders. We will not receive any of the proceeds of the shares offered under this prospectus. We have filed the registration statement that includes this prospectus with the SEC to comply with our agreements with the selling shareholders. The selling shareholders have obtained or will obtain the shares of common stock offered for resale under this prospectus (1) by exercising warrants we issued, (2) by exchanging shares of common stock of NYB Foods, Inc., for our common stock shares in a merger with one of our subsidiaries, (3) by exchanging a promissory note or other indebtedness owed by us for shares of our common stock, or (4) by exchanging assets previously owned by 1 Potato 2, Inc., a Minnesota corporation, for shares of our common stock in an asset purchase transaction with one of our subsidiaries.

     BACKGROUND. On October 8, 1999, NYB Foods, Inc., a Colorado corporation engaged in the business of franchising New York Burrito Gourmet Wraps restaurants, merged into NYB Acquisitions Corp., one of our wholly-owned subsidiary corporations. As part of the merger (1) the former shareholders of NYB Foods received 7,500,000 shares of our common stock (and they are offering 3,500,000 of those shares for resale under this prospectus), which represented approximately 52% of our then-outstanding common stock shares, (2) we changed our board of directors to consist of five members, one of whom was one of our former board members, and (3) NYB Foods' management team became the management team of the new business.

     On November 11, 1999, Wrapsters Acquisitions Corp., another of our subsidiaries, acquired substantially all the assets of 1 Potato 2, Inc., a Minnesota corporation engaged in the business of operating and franchising 1 Potato 2 restaurants. As part of the acquisition (1) 1 Potato 2, Inc., received 600,000 shares of our common stock, representing approximately 3.3% of our then-outstanding shares of common stock (and they are offering 400,000 of those shares for resale under this prospectus), (2) our subsidiary issued a promissory note in the principal amount of $400,000.00 to 1 Potato 2, Inc., and (3) the management team of NYB Foods, Inc., became the management team of our 1 Potato 2 subsidiary.

     On December 15, 1999, we changed our name from Wrapsters, Inc., to Uptown Restaurant Group, Inc. Also, we changed the name of NYB Acquisitions Corp. to NYB Foods, Inc., and we changed the name of Wrapsters Acquisitions Corp. to 1 Potato 2 Franchising Corporation. Unless otherwise indicated in this prospectus, the terms "we," "us," or "our" refer to the company after the date of the merger and asset purchase described above, and the term "Wrapsters" refers to the company before the above-mentioned merger and asset purchase.

     As a result of the NYB Foods merger, we now own and franchise fifty-four
(54) New York Burrito restaurants, one of which is company-owned and fifty-three
(53) of which are franchised. In addition to the above, ten (10) New York Burrito franchise restaurants located in California were sold to our California Sub-Franchisor. As a result of the 1 Potato 2 asset purchase, we now own and franchise twenty-nine (29) 1 Potato 2 restaurants, two of which are company-owned and twenty-seven (27) of which are franchised.

     A significant factor in both the structure and completion of the NYB Foods merger was a commitment by outside investors to purchase 3,400,000 shares of our common stock for $850,000.00, and to purchase warrants for the purchase of 3,000,000 additional shares of our common stock for $200,000.00. We have received the proceeds of these securities sales.

     OUR BUSINESS. NYB Foods, Inc. ("NYB") offers individuals the right to establish and operate, from a single location, a limited-cooking "New York Burrito Gourmet Wraps" specialty restaurant franchise. Each wrap, or burrito, is made to order in full view for each customer and the operation of the restaurant requires limited on-location cooking. Most major ingredients necessary for the preparation of the food items are pre-cooked and quick-frozen, utilizing quick-chill cooking and packaging techniques by various manufacturers. Other items, including cheeses, greens and other condiments, are also pre-prepared and packaged for use in the New York Burrito restaurant locations. Its menu consists mainly of flavored tortillas filled with vegetarian-style pinto or black beans and rice, along with spiced meats, such as steak, chicken, barbeque, deli, cajun or teriyaki. An optional breakfast menu may also be served, which features breakfast burritos, other breakfast items, juice and coffee.

     New York Burrito franchises are marketed by means of advertising, trade shows and Area Development Agents. The initial franchise fee for a New York Burrito Gourmet Wraps restaurant is $15,000.00, and a reduced rate of $10,000.00 is offered to certain existing franchisees for additional franchises. A franchisee pays 7% of gross sales to New York Burrito as a royalty, and 4% of gross sales for co-cooperative advertising.

     1 Potato 2 Franchising Corporation ("1 Potato 2 Franchising") operates and sells franchises for the operation of "1 Potato 2" fast food restaurants specializing in baked potatoes and other types of potato dishes. The first 1 Potato 2 restaurant was opened in 1978, and the number of company-owned restaurants expanded until franchises were offered in 1984. In 1986, 1 Potato 2 developed a more contemporary potato menu, including a number of proprietary items such as "lite" potato offerings, potato skins, potato soup, gourmet wraps and smoothies. Through 1991, 1 Potato 2 continued to open company-owned stores at the same time it sold franchises, when it was decided that, due to the relatively small size of a 1 Potato 2 unit, franchisee-operated stores were preferable. Thereafter, until 1995, 1 Potato 2 continued to sell its company-owned stores to franchisees. In March of 1995, 1 Potato 2 filed a Chapter 11 reorganization case in Bankruptcy Court in order to cancel unfavorable store leases and concentrate on selling franchises. The Plan of Reorganization was confirmed within 115 days.

     Marketing efforts have been minimal in the recent past, but we intend to market 1 Potato 2 franchises in much the same manner as New York Burrito franchises, by means of advertising, trade shows and Area Development Agents. The initial franchise fee for a 1 Potato 2 restaurant is $15,000.00 for the first location, and $10,000.00 for each additional location purchased by an existing franchisee. A franchisee pays 6% of gross sales to the franchisor as a royalty, and 2% of gross sales for co-cooperative advertising.

     USE OF PROCEEDS. We will not receive any cash proceeds from the resale of common shares by the selling shareholders. Some of the selling shareholders, however, may exercise warrants in order to acquire the common shares to be sold under this prospectus for a maximum exercise price of $0.35 per shares. If received, we will use the net proceeds of a maximum of $1,219,750 primarily for working capital, the payment of indebtedness, and general corporate purposes, including the opening of new franchised restaurants, and the evaluation of opportunities to acquire new restaurant concepts. We cannot assure you that any of our development and acquisition plans will be successful.

     THE OFFERING.

Estimated common stock offered by selling shareholders
upon exercise of 3,485,000 common stock purchase warrants...........  3,485,000*

Common stock offered by previous owners of NYB Foods stock..........  3,500,000

Common stock offered by 1 Potato 2,Inc..............................    400,000

Common stock offered by selling shareholders upon
conversion of indebtedness for common shares........................   598,883

Estimated common stock outstanding after the Offering.............. 22,451,313
_________________

     * 3,485,000 of the common stock purchase warrants were sold to investors pursuant to a contract which provides that the number of shares of common stock underlying the warrants which the investors can acquire by exercising their warrants may be increased (see "Security Ownership of Certain Beneficial Owners and Management - Changes in Control - Warrant Purchase Agreement," and "Description of Securities - Warrant Purchase Agreement.") We agreed to include twice the number of shares underlying the warrants, or a total of 6,970,000 underlying common stock shares, in this prospectus in case the number they are able to acquire increases. Even though an additional 3,485,000 shares of common stock are being registered, we may never issue them and, even if issued, the holders may never sell them under this prospectus.

     DILUTION. The holders of common stock purchase warrants will be able to exercise those warrants and purchase 3,485,000 additional shares of our common stock. If these individuals exercise all their warrants and tender the exercise price of $.35 per share, we would receive $1,219,750 and issue and additional 3,485,000 shares of common stock. The holders of these warrants also have a "cashless" exercise option, providing that they may exercise some or all their warrants and be issued a number of shares of common stock not for cash if the average price of the common stock is more than the warrant exercise price of $.35 per share (see "Security Ownership of Certain Beneficial Owners and Management - Changes in Control - Warrant Purchase Agreement," and "Description of Securities - Warrant Purchase Agreement"). Also, if the effectiveness of this registration statement is suspended after warrants are exercised, but before the underlying common stock shares are issued, we may have to issue additional shares to the warrant holders if the bid price of our common stock is greater before the suspension that after the suspension is lifted.

     We may have to issue more shares of common stock to the investors who purchased 3,400,000 of our shares on September 22, 1999, if the average bid price for our shares over the first 60 trading after their purchase, or for the 61st through the 100th trading days, falls below one-half the bid price on September 22, 1999 (the closing price on that date was $.812 per share). The number of additional shares we would have to issue depends on the average bid price (the lower the average bid price, the more shares we must issue). See "Security Ownership of Certain Beneficial Owners and Management - Changes in Control - 'Reset' Provisions," and "Description of Securities - 'Reset' Provisions."

     We may elect to pay dividends in shares of common stock, and the board of directors may decide to issue additional shares. Consequently, substantial dilution of the voting power of the current shareholders is likely over time as warrants are exercised and dividends are paid in common shares. Such actions are also likely to depress the market price of the common stock.

     In any of the above-mentioned instances, one who purchases our common stock shares offered by this prospectus will have his or her interest in us diluted.

     PLAN OF DISTRIBUTION. We are registering the shares on behalf of the selling shareholders, each of whom may, from time to time, offer his or her shares of common stock for sale under this prospectus at the prices then prevailing on the OTC Bulletin Board or otherwise in the over-the-counter market. Each selling shareholder may sell the shares of common stock in isolated transactions, at negotiated prices, with institutional or other investors. We will bear the costs, expenses and fees of the registration of the shares offered by this prospectus. The selling shareholders will bear the brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

     DESCRIPTION OF SECURITIES. Our authorized capital consists of 50,000,000 shares of common stock, no par value, and 10,000,000 shares of no par value preferred stock. All common shares have equal voting rights and are non-assessable. Common stock voting rights are non-cumulative and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all the directors. Currently, we have 18,966,313 outstanding shares of common stock and 1,000 outstanding shares of non-voting Series B Preferred stock. (See "Description of Securities.")

     RISK FACTORS. Investment in our common stock shares offered hereby involves certain risks. Such risks include, but are not limited to, our lack of prior profitable operations, the amount of liabilities we currently carry on our books, and the risk that we will not have sufficient earnings, if any, to pay dividends on the Shares.
                           _________________________

     This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by words like "expects," "intends," "believes," "anticipates," "estimates," "may," "could," "should," "would," "will," "plans," "hopes" and similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements due to certain factors, including those described in "Risk Factors" and in other places in this prospectus.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk, including those risks discussed below. You should carefully consider these risk factors along with all the other information contained in this prospectus before you decide to purchase shares of our common stock. If any of these risks actually occur, our business, financial condition and operating results could be adversely affected. If that happens, the trading price of our common stock could decline, and you could lose part or all of your investment.

     RISKS RELATED TO OUR BUSINESS AND OPERATIONS

     WE HAVE EXPERIENCED LOSSES FOR THE LAST TWO YEARS, AND OUR FUTURE OPERATING RESULTS ARE UNCERTAIN. For the fiscal year ended December 31, 1998, we had a net loss of $1,282,682. For the 1997 fiscal year, our net loss was $340,364. Our future financial results will depend on, among other things, our ability to generate a level of revenues sufficient to offset our cost structure and our ability to reduce our operating costs. We cannot assure you that we will significantly increase our revenues or become profitable.

     WE PRESENTLY HAVE NO ARRANGEMENT TO REPAY SHORT-TERM DEBT OF $350,000. In addition to our other outstanding obligations, we owe a total of $130,000 to four (4) shareholders, and are liable on real estate and equipment leases for an additonal $220,000. The shareholder loans mature in 2001 and require interest-only payments semi-annually at the rate of 10%. The real estate leases are currently in default since our previous management closed all the "Wrapsters" restaurants that had been operated in those locations, and the equipment leases require monthly installments in excess of $1,000. We currently do not have the proceeds to repay these loans or to settle the lease liabilities, but we are working to resolve these conditions. If we cannot reach a satisfactory settlement of any of these loans or leases, we may be forced to sell some or all of our assets, to relinquish control of the company, or to renegotiate terms of our outstanding obligations on terms less favorable to us. Any event of that nature is likely to have material adverse effects.

     WE CLOSED ALL OUR "WRAPSTERS" RESTAURANTS IN 1999. Prior to the merger between NYB Foods and our subsidiary, our previous management closed all the company-owned "Wrapsters" restaurants, which were located in Florida, Georgia and Virginia.

     WE NEED ADDITIONAL CAPITAL IMMEDIATELY. In addition to our need for capital to repay the $350,000 in short-term loans and lease liabilities, we will continue to have substantial capital needs that cannot be funded completely from operations. As a result, we will be required to raise additional capital through equity or debt financing. Those sources of financing, if available, may include bank financing, third party equity investors, capital leases, private limited partnerships, joint venture financing and sale leaseback arrangements. None of our lenders is under any obligation to make additional advances to us, nor are they under any obligation to approve any financing arrangement that we may negotiate. Further, we have no source of additional financing other than the maximum $1,219,750 we may receive upon the exercise of the common stock purchase warrants on the date of this prospectus. Consequently, we cannot assure you that any additional financing will be available to us when needed, on commercially reasonable terms, or at all. If we cannot obtain additional financing, our business operations and financial results will suffer.

     WE FACE RISKS IN ACQUIRING COMPLEMENTARY BUSINESSES. One component of our growth strategy is to evaluate the feasibility of acquiring complementary businesses. Any potential acquisitions will involve a number of risks that could materially and adversely affect us, including (a) diverting our management's attention from operational and financial matters, (b) assimilating the operations, technologies, products, and personnel of the acquired companies, (c) risks of entering markets in which we have no or limited prior experience, and
(d) the potential loss of key personnel of the acquired companies. Acquisitions could involve the potentially dilutive issuance of equity securities and/or the incurrence of debt, contingent liabilities, and/or amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect our operating results and/or market price of the common stock. Shareholders generally do not have rights to approve any acquisitions we make. Any acquisition we make may have a material adverse effect on our business, financial condition, and results of operations.

     OUR FUTURE REVENUES ARE DEPENDENT UPON THE PROFITABLE OPERATIONS OF OUR TWO SUBSIDIARIES. In 1999, all our company-owned "Wrapsters" restaurants were closed. Now, our only business consists of our two subsidiaries, NYB Foods, Inc., and 1 Potato 2 Franchising Corporation. Since we do not own or operate any restaurants directly, we are dependent for our future revenues on our ability to operate our two subsidiaries profitably. As we are presently organized, the only revenues we will receive in the future is the amount, if any, of dividends either of our two subsidiaries declares and pays to us. We cannot assure you that we will be able to operate these subsidiaries in a profitable manner so that they will be able to declare and pay dividends to us.

     WE ARE DEPENDENT ON CURRENT MANAGEMENT. Robert D. Palmer, Jr., is our chief executive officer, Robert Hosac is our chief financial officer, and the remaining directors are all important to our operations. We are heavily dependent upon the expertise and experience of these officers and directors. If any of them were to resign, we cannot assure you that we would be able to replace them, and our inability to do so could materially adversely affect our business.

     RISKS RELATED TO OUR INDUSTRY

     OUR INDUSTRY IS VERY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE GREATER RESOURCES THAN WE DO. The restaurant franchising industry is intensely competitive with respect to price, service, location, and food quality. We have many competitors, including mid-priced, full-service casual atmosphere restaurants, take-out food service companies, fast food restaurants, delicatessens, cafeteria-style buffets, prepared food stores, supermarkets, and convenience stores. Our competition also includes regional and national restaurant and franchising companies, including Taco Bell, Taco John's, Chipotle, and others. Many of our competitors are better established, have substantially greater financial, marketing and other resources, have been in existence for a substantially longer period of time, and have greater name brand recognition. Further, the restaurant franchising industry is significantly affected by many external factors, including (a) changes in the national, regional, and local economic and real estate conditions, (b) changes in consumer preferences, tastes, and eating habits, (c) demographic trends and traffic patterns, (d) increases in food and labor costs and availability, (e) the type, number, and location of competing restaurants in a particular locale, and (f) the ability of our franchisees to operate a profitable business.

     Inflation, food costs, and other similar factors may also affect the restaurant industry. We cannot assure you that we will be able to successfully compete in the restaurant industry. See "Business - Competition."

     RISKS OF THE OFFERING

     ADDITIONAL SALES OF SHARES OF COMMON STOCK ARE LIKELY TO CAUSE THE MARKET PRICE OF THE COMMON STOCK TO DECLINE. Currently, 18,966,313 shares of our common stock are outstanding. The number of shares of common stock potentially issuable under our warrants is 3,485,000, or more if a provision of the "Warrant Purchase Agreement" is activiated (see "Security Ownership of Certain Beneficial Owners and Management - Changes in Control - Warrant Purchase Agreement," and "Description of Securities - Warrant Purchase Agreement"). The sale, or availability for sale, of substantial amounts of shares of common stock could materially adversely affect the market price of the common stock and could impair our ability to raise additional capital by selling equity securities. This number will increase if the trading price of the common stock declines further. For more information, see "Shares Eligible for Future Sale."

     THE MARKET PRICE OF THE COMMON STOCK IS EXTREMELY VOLATILE. Trading volume and prices for the common stock have fluctuated widely since it first became publicly-traded. During the month of December, 1999, for example, the closing sales price of the common stock ranged from $.625 to $.937 per share. In addition, since our common stock began trading in January of 1999, the bid price for our common stock has reached a high of $2.625 per share in January of 1999, and a low of $0.4375 per share in April of 1999. These severe fluctuations may continue in response to quarterly variations in operating results, announced earnings, and other factors. We cannot always predict or foresee those events. The market price of the common stock could also be influenced by developments or matters not related to us, including the sale or attempted sale of a large amount of the common stock on the open market by a shareholder. Because of this volatility, your investment in us may result in a complete loss.

     BECAUSE OUR COMMON STOCK IS LISTED ON THE OTC BULLETIN BOARD, ITS LIQUIDITY MAY BE IMPAIRED. Trading in our common stock is conducted in the over-the-counter market and reported on the NASD's OTC Bulletin Board. Consequently, selling our shares may be more difficult because smaller quantities of shares may be bought and sold, transactions may be delayed, and the news media's coverage of us may be reduced. These factors could result in lower prices and larger spreads in the bid and asked prices for our shares. Further, securities analysts are unlikely to cover our stock, and institutional investors are unlikely to purchase our stock. We cannot assure you that we will ever be able to list our stock on the Nasdaq Small Cap Market, or any other market.

     "PENNY STOCK" REGULATIONS MAY IMPAIR THE LIQUIDITY OF OUR COMMON STOCK. Because the bid price of our common stock is below $5.00 per share, shares of common stock may be subject to the SEC's Rule 15g-9 and other penny stock regulations under the Securities Exchange Act of 1934. Rule 15g-9 imposes sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the prospective purchaser and have received the purchaser's written consent to the transaction before the sale. Consequently, this rule and other "penny stock" regulations may adversely affect the ability of broker-dealers to sell our shares and may adversely affect the ability of holders to sell their shares of common stock in the secondary market.

     WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL. Our board of directors may authorize us to issue one or more series of preferred stock or additional shares of common stock without shareholder approval, and the existence or terms of these securities may adversely affect the rights of holders of the common stock. In addition, the issuance of any additional shares of preferred or common stock may be used as an "anti-takeover" device without shareholder approval. Issuance of additional preferred stock or common stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of common stock and may make it harder to remove current management, even if removal might be in the shareholders' best interests.

     WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK. We do not currently pay any dividends on the common stock and do not intend to pay dividends on the common stock in the foreseeable future.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sales by the selling shareholders of the shares of common stock sold pursuant to this prospectus. However, if the holders of the common stock purchase warrants exercise all of their outstanding warrants, we may receive up to a maximum of $1,219,750 upon the exercise (at the maximum exercise price of $0.35 per share), and we will issue up to 3,485,000 shares to these shareholders. Since the warrantholders have an option to exercise their warrants in a "cashless" transaction, we cannot assure you that we will receive any of these funds. (See "Description of Securities - Warrant Purchase Agreement.")

     We intend to use the net proceeds from the exercise of the warrants, if any, to develop new franchisees, to evaluate opportunities to acquire new restaurant concepts, to pay certain indebtedness, and for working capital.

                                 DILUTION

     The holders of common stock purchase warrants will be able to exercise those warrants and purchase 3,485,000 shares of our common stock. If the warrant holders pay the full exercise price, we may receive as much as $1,219,750. However, if the average bid price of our common stock rises above $.35 per share, the warrantholders may exercise their warrants without paying us any cash, and receive a lesser number of underlying shares of common stock. If the effectiveness of this prospectus is suspended after warrants have been exercised, but before the underlying shares have been issued, we may have to issue additional shares of common stock if the bid price for our common stock is less after the suspension is lifted than it was before. (See "Description of Securities - Warrant Purchase Agreement.")

     If the average bid price for our common stock falls below $.409 per share for the period from September 22, 1999, until the 60th trading day thereafter, or during the 61st through the 100th trading day, we may have to issue additional shares of common stock to certain of our investors. (See "Description of Securities - "Reset" Provisions.")

     We may also elect to pay dividends in shares of common stock, and the board of directors may decide to issue additional shares. Consequently, substantial dilution of the voting power of the current shareholders is likely over time if warrants are exercised, if the average bid price for our common stock falls below $0.409 per share for an extended period of time, or if dividends are paid in common shares. Such conditions are also likely to depress the market price of the common stock.

                         SELLING SECURITY HOLDERS

     All 7,983,883 shares of our no par value common stock being offered hereby are being offered by the following individuals, who are security holders of the
Company:
________________________________________________________________________________

                      Position, Office       Amount of
                      Held or Relationship   Securities    Amount to   Amount
Name                  with Company           Owned Before  be Offered  After
                                             Offering                  Offering
________________________________________________________________________________

Robert D. Palmer, Jr. President, CEO         5,188,776     2,414,989   2,773,787
                      Chairman of Board      Common        Common      12.35%

L. Bennett Berg,      Director; Area         1,244,490     579,217     665,273
Trustee FBO           Development Agent      Common        Common      2.58%
Berg Family Trust     for Tucson, AZ

Gary F. Palmer        Employee & brother     765,306       356,193     409,113
                      of Robert D. Palmer, Jr. Common      Common      1.82%

Mary Jo DiVito        None                   306,122       142,477     163,645
                                             Common        Common

Hank Rabin            Area Development       15,306        7,124       8,182
                      Agent, Reno, NV        Common        Common

Clyde E. Culp, III    Director               1,328,883     428,88 3    900,000
                                             Common        Common      4.01%

David Metz            None                   125,000       125,000     0
                                             Common        Common

Brand Resources, Inc. None                   75,000        75,000      0
                                             Common        Common

design kontractors, inc. None                45,000        45,000      0
                                             Common        Common

1 Potato 2, Inc.      None                   600,000       400,000     200,000
                                             Common        Common

Mohamed Ghaus         None                   3,144,000     3,144,000   0
Khalisa                                      Common upon   Common
                                             exercise of
                                             warrants

DSF Capital, Inc.     None                   161,000       161,000     0
                                             Common upon   Common
                                             exercise of
                                             warrants

Bicoastal Assocs.     None                   100,000       100,000     0
Corp.                                        Common upon   Common
                                             exercies of
                                             warrants

Man Chu Chow          None                   30,000        30,000      0
                                             Common upon   Common
                                             exercies of
                                             warrants

Pacific Basin LLC     None                   50,000        50,000      0
                                             Common upon   Common
                                             exercise of
                                             warrants

________________________________________________________________________________

                            PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling shareholders. As used in this section, "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. The holders of common stock purchase warrants, when and if they exercise their warrants, may, from time to time, offer the underlying shares of common stock for sale under this prospectus at the prices then prevailing on the OTC Bulletin Board, or otherwise in the over-the-counter market. Each selling shareholder also may sell his or her shares of common stock in isolated transactions, at negotiated prices, with institutional or other investors. The selling shareholders have not informed us that they have entered into any agreements, understandings or arrangements with any underwriters regarding the sale of their securities, nor is there an underwriter acting in connection with the proposed sale of shares by the selling shareholders. However, each selling shareholder has indicated that sales may be effected for each selling shareholder through his personal broker. If all common stock purchase warrants are exercised, 3,485,000 shares of common stock will be offered by this prospectus.

     We will bear the costs, expense and fees of the registration of the shares offered by this prospectus. The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

     The shares of the common stock offered by the selling shareholders may be sold under this prospectus by one or more of the following methods, without limitation: (a) a block trade on which the broker-dealer so engaged will attempt to sell the shares of the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by the broker-dealer as principal and resale by that broker-dealer for its account under this prospectus, (c) ordinary brokerage transactions and transactions in which the broker solicits purchases, or (d) face-to-face transactions between the selling shareholder and purchasers without a broker-dealer.

     These transactions may be effected at market prices prevailing at the time of sale or at negotiated prices. In effecting sales, a broker-dealer engaged by the selling shareholder may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately before sale. Brokers or dealers and any participating brokers or dealers acting as described in this paragraph may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales.

     Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of the common stock through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, we will file a supplement to the prospectus, if required, under Rule 424(c) under the Securities Act, disclosing (a) the name of each broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, as supplemented, and (f) other facts material to the transaction.

     Some of the shares of common stock being offered by this prospectus may be sold under Rule 144 under the Securities Act. Each of the selling shareholders has advised us that, as his shares become eligible for sale under Rule 144, he may, as an alternative to use of this prospectus, sell his shares under Rule 144.

     Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, we will advise them of the requirement under the Securities Act that each of them, or any broker-dealer acting for him, must deliver a copy of this prospectus for any sale by the selling shareholder of shares of the common stock covered by this prospectus. We will also undertake, if, in our future opinion, this prospectus no longer complies with Section 10(a)(3) of the Securities Act, to advise the selling shareholders of this opinion, to request that the selling shareholders stop using this prospectus, and to confirm our then intention to amend the registration statement containing this prospectus to effect that compliance. We will also advise each of the selling shareholders that, if it is determined that he is an "underwriter," the selling shareholder may be found liable for monetary damages to purchasers under Section 11, 12(2) and 15 of the Securities Act if there are any defects in the registration statement (i.e., material misstatements or omissions) and also may be found liable under Section 10(b) of the Exchange Act and Rule 10b-5 for such material misstatements or omissions, if any.

     We and our officers and directors, and the selling shareholders, are obligated to take all steps as may be necessary to ensure that the offer and sale by the selling shareholder of the common stock offered by this prospectus shall comply with the requirements of the federal securities laws, including Regulation M. In general, Regulation M prohibits any selling shareholder or a broker-dealer acting for such selling shareholder from, directly or indirectly, bidding for or purchasing any shares of the common stock or attempting to induce any person to bid for or to purchase shares of the common stock during a restricted period (as defined in Rule 100) which ends when he has completed his participation in the offering made under this prospectus. Rule 102 provides certain exceptions for the selling shareholder, including exercising a common stock purchase warrant.

                            LEGAL PROCEEDINGS

     Other than what is listed below, there are currently no pending legal proceedings, either material or ordinary, routine litigation incidental to the business, to which the Company or any subsidiary of the Company is a party. The Company is not a party to any proceedings instituted by a governmental authority, and none are known to be contemplated by government authorities.

     REAL ESTATE LEASES. We previously owned "Wrapsters" restaurants which were located in the Abernathy Square shopping center in Atlanta, Georgia, and the Greenbrier shopping center in Virginia. Prior management closed the restaurants, and the landlords are requesting payment under the leases. Although legal proceedings have been commenced, and we believe reasonable and favorable settlements can be reached, we nevertheless face the potential of having judgments entered against us in excess of $175,000.00, representing the rent payments due under the remainder of the leases.

     EQUIPMENT LEASES. Prior management signed five (5) year leases for computerized cash register equipment for four (4) "Wrapsters" restaurants. Since those restaurants were closed, the equipment is not currently being used, and no payments have been made on the leases since December, 1999. The lessor has declared a default under the leases and demanded payment in full of the remaining lease payments, in an amount in excess of $30,000.00. Although legal proceedings have been commenced, and we believe a reasonable and favorable settlement can be reached, we nevertheless face the potential of having a judgment entered against us in excess of $30,000.00, representing the payments due under the remainder of the leases.

                     DIRECTORS AND EXECUTIVE OFFICERS,
                       PROMOTERS AND CONTROL PERSONS

     All directors of the Company hold office until the next annual meeting of shareholders or until their successors have been elected and shall have been qualified. The officers of the Company are elected by the Board of Directors at its annual meeting after each annual meeting of shareholders and hold office until their next successors are elected and qualified or until their death, resignation or removal from office. There are no arrangements or understandings between any of the directors or executive officers of the Company and any other person pursuant to which such person is to be elected or selected as a director or officer other than the following: Robert D. Palmer, Jr., Clyde Culp, III and William Gallagher have entered into an agreement to vote their the shares of common stock they own in the Company for the election of the present Board of Directors for a period of three (3) years.

     The officers and directors of the Company are set forth below. Officers serve at the pleasure of the Board of Directors. Directors serve until the next annual meeting of shareholders, expected to be held in December of 2000.
________________________________________________________________________________

                                                   Officer or
Name and Address              Age   Office         Director Since
________________________________________________________________________________

Robert D. Palmer, Jr.         59    President      October, 1999
955 E. Javelina Ave., #106          CEO
Mesa, AZ 85204                      Chairman

Clyde E. Culp, III            56    Director       February, 1998
1907 Hidden Point Road
Annapolis, MD 21401

L. Bennett Berg               67    Director       December, 1999
4625 E. Broadway, # 117
Tucson, AZ 85711

Harold Kestenbaum             50    Director       December, 1999
585 Stewart Avenue                  Secretary
Garden City, NY 11530

William G. Norton             59    Director       December, 1999
7000 Bass Lake Road, #200
Minneapolis, MN 55428
________________________________________________________________________________

     ROBERT D. PALMER, JR., age 59, has been President and Chairman of the Board of Directors of NYB Foods, Inc., since the merger between NYB Acquisitions Corp., one of our wholly-owned subsidiaries, and NYB Foods, Inc. Mr. Palmer's term is until the next annual meeting of shareholders, to be held in December of 2000. Mr. Palmer served as President, Treasurer and Director of the previous NYB Foods, Inc., since its inception in 1996. In the past, Mr. Palmer has been an active advisor and consultant to franchisors. His experience is as follows: ATL International, Inc. (automotive franchises), January through September, 1995; Re-Bath Franchising Corp. (plastics manufacturing), Director of Franchising, April of 1991 through June of 1992; Mr. Palmer was President, Founder and Director of Franchising for USA Fast Lube Systems, Inc., from 1983 through October of 1988; and from 1978 until January of 1984, he was Founder, President and Director of Franchising for Grease Monkey International, Inc., and Grease Monkey Holding Corporation. Between 1984 and 1996, Mr. Palmer also served as independent consultant to the following franchising clients: Spinato's Pizza International, Inc. (pizza restaurants); Surface Renew-All, Inc., Chicago, IL (specialty coatings); The Packaging Store, Inc. (Quik Ship, Inc. division); Taco Rancho, U.S.A. (Mexican fast food); Packaging Plus Services, Inc. (packaging stores); Auto Spa Corporation (automotive franchisor); Shipping Connection, Inc. (packaging stores); Homewatch International, Inc. (home care services). Mr. Palmer attended the University of Colorado.

     L. BENNETT BERG, age 67, is a Director. Mr. Berg's term is until the next annual meeting of shareholders, to be held in December of 2000. Mr. Berg has been the owner and operator of Western Lease Analysis, LLC, an Arizona limited liability company, since 1994, which is in the business of consulting with tenants concerning commercial leases. Since 1988, Mr. Berg has been the owner and operator of Berg Financial, LLC, an Arizona limited liability company, which provides consultation services to bankruptcy trustees and advises clients on loan "workout" arrangements. Mr. Berg is the New York Burrito Area Development Agent for Tucson, Arizona.

     WILLIAM G. NORTON, age 59, is one of our Directors. Mr. Norton's term is until the next annual meeting of shareholders, to be held in December of 2000. Mr. Norton earned a B.S. degree in Business and English from Northern Michigan University, and an M.B.A. degree from the Wharton Graduate School of Business, University of Pennsylvania. Mr. Norton is currently the president of "Foodmark," a national company specializing in providing strategic planning, marketing, communications and new product development consulting for the retail food and restaurant and food service industries. Foodmark's clients include ConAgra, General Mills, Nestle, Coca Cola, Land-O-Lakes, Malt-O-Meal, and Multifoods. Until we recently purchased substantially all its assets, Mr. Norton served as President, CEO, and a Director of 1 Potato 2, Inc., a national franchise chain which specialized in potato-based foods located primarily in foods courts in upscale shopping malls. Mr. Norton has also served on the Board of Directors for Source Food Technology, Inc., as Director of New Products for the Betty Crocker Division of General Mills, Inc., as Senior Vice President and Director of the Telesis Group New Product Workshop for Bozell & Jacobs, and as the President and CEO of Mrs. Clark's Foods, Inc., where he spearheaded the growth of the company's diversified private label food manufacturing. Mr. Norton received the American Marketing Association's "Edison Gold Award" for the best new product of 1998, and is listed in "Who's Who in American Business."

     CLYDE E. CULP, III, age 56, has served on our Board of Directors since February of 1998. Mr. Culp's term is until the next annual meeting of shareholders, to be held in December of 2000. Mr. Culp was Chairman of Wrapsters, L.C., a Florida limited liability company, from its inception until February 28, 1998. From 1995 to 1996, Mr. Culp acted as an investor, developer, and consultant, and served on several boards of directors within the restaurant industry. From 1993 through 1995, Mr. Culp served as President of the "Long John Silver's" restaurant chain, Lexington, Kentucky. From 1990 through 1993, he served as President of "Embassy Suites Hotel" chain, Dallas, Texas. In addition to serving as one of our Directors, Mr. Culp also is the Chairman and Managing Member of Bakery Resources Group, LLC, a bakery in Baltimore, Maryland, Chairman of the Board of Directors of Tanners Group, Inc., Alpharetta, Georgia, and a Director of El Chico/Spaghetti Warehouse, Inc., Dallas, Texas. Mr. Culp earned a B.A. degree in Business from William & Mary College, and an M.B.A. degree in marketing and finance from New York University.

     HAROLD L. KESTENBAUM, age 50, is our Secretary and one of our Directors. Mr. Kestenbaum's term is until the next annual meeting of shareholders, to be held in December of 2000. Mr. Kestenbaum is an attorney admitted to practice law in the State of New York and is our franchise attorney. He received a Bachelor of Arts degree in Sociology from Queens College, New York, and earned his Juris Doctorate degree from the University of Richmond School of Law, Richmond, Virginia. Mr. Kestenbaum was admitted to the New Jersey State Bar Association in 1975, and the New York Bar State Association in 1976. Since 1977, Mr. Kestenbaum has concentrated his law practice in the field of franchise law and, since 1990, has owned and operated his own law firm in Garden City, New York. From May, 1982, until September, 1986, Mr. Kestenbaum served as franchise and general counsel to Sbarro, Inc., a national franchisor of over 900 family-style Italian Restaurants and, since March of 1985, has been a director of Sbarro, whose securities were listed on the New York Stock Exchange. In addition, Mr. Kestenbaum currently sits on the board of directors of Global Travel Network. From September, 1983, to October, 1989, Mr. Kestenbaum served as President and Chairman of the Board of Directors of FranchiseIt Corporation, the first publicly-traded company specializing in providing franchise marketing and consulting services and equity financing to emerging franchise companies, which he co-founded. In addition to the above, Mr. Kestenbaum has been franchise counsel to over sixty regional, national or international franchise companies. Mr. Kestenbaum is a member of the American Bar Association's Corporation Banking and Business Law Section, a founding member of the New York State Bar Association's Franchise Law Section, serving the latter as Chairman for its Education and Seminar Subcommittee, as well as serving as a mediator for the Franchise Arbitration and Mediation Company.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                               AND MANAGEMENT

     The following table sets forth information concerning the securities of the Company owned of record and beneficially as of the date of this Offering Circular by each person known to the Company to own of record or beneficially 5% or more of any class of the Company's voting securities. All shareholders listed below have sole voting and investment power with respect to their shares.
________________________________________________________________________________

Title of   Name and Address of       Amount and Nature of     Percent of
Class      Beneficial Owner          Beneficial Ownership     Class
________________________________________________________________________________

Common     Robert & Karene Palmer    5,188,776                27.36%
           955 E. Javelina Ave., #106
           Mesa, AZ 85204

Common     Berg Family Trust (1)     1,244,490                6.56%
           L. Bennett Berg, Trustee
           4625 E. Broadway, # 117
           Tucson, AZ 85711

Common     Dr. C.R. Joshi            1,700,000                8.96%
           1350 Los Angeles Avenue
           Simi Valley, CA 93065

Common     Kazi Family Partnership   1,700,000                8.96%
           13724 Sherman Way
           Van Nuys, CA 91405

Common     Clyde E. Culp, III        1,328,883                7.01%
           1907 Hidden Point Road
           Annapolis, MD 21401
________________________________________________________________________________

     The following table sets forth information concerning the securities of the Company owned of record and beneficially as of the date of this Offering Circular by each Officer and Director of the Company, and all officers and directors of the Company as a group. All shareholders listed below have sole voting and investment power with respect to their shares.
________________________________________________________________________________

Title of   Name and Address of        Amount and Nature of   Percent of
Class      Beneficial Owner           Beneficial Ownership   Class
________________________________________________________________________________

Common     Robert D. Palmer, Jr.      5,188,776              27.36%
           955 E. Javelina Ave., #106
           Mesa, AZ 85204

Common     Berg Family Trust(1)       1,244,490              6.56%
           L. Bennett Berg, Trustee
           4625 E. Broadway, # 117
           Tucson, AZ 85711

Common     Clyde E. Culp, III         1,328,883              7.01%
           1907 Hidden Point Road
           Annapolis, MD 21401

Common     All Officers and           7,762,149              40.93%
           Directors
           as a Group (5 in number)
________________________________________________________________________________

     (1) L. Bennett Berg is a Director of the Company and the Trustee of the Berg Family Trust, the owner of the shares. Mr. Berg is also one of the beneficiaries of the trust.

     CHANGES IN CONTROL - VOTING AGREEMENT. Three of the shareholders of the Company (Robert D. Palmer, Jr., Clyde E. Culp, III, and William Gallagher) have entered into a Voting Agreement. According to the terms of the Voting Agreement, all three shareholders have agreed to vote their shares for a period of three
(3) years from the execution date of August 31, 1999, to elect as directors of the Company a slate consisting of Robert D. Palmer, Jr., Clyde E. Culp, III, two
(2) candidates nominated by Mr. Palmer, and one (1) candidate nominated by Mr. Culp.

     CHANGES IN CONTROL - "RESET" PROVISIONS. Two investors purchased 3,400,000 shares of common stock in September, 1999, and, as part of the purchase agreement, we consented to a "Reset" provision. According to this "Reset" agreement, we may be obligated to issue more shares to these two investors if the average bid price for our common stock falls below one-half (1/2) the bid price on the day the shares were purchased (the closing price of our common stock on September 22, 1999, the closing date for this transaction, was $.812 per share). If the average bid price is equal to or greater than one-half (1/2) the bid price on the purchase date, no new shares are to be issued. If the average bid price falls below $0.409 (one-half (1/2) the bid price on the purchase date), the following formula will determine the number of new shares to be issued:

     The difference between $0.409 and the average bid price during the applicable period*, multiplied by 1,700,000, with the resulting product being divided by the average bid price during the applicable period.

* This calculation is to be made for each of two "applicable periods," the first such period being the first sixty (60) trading days following the purchase date, and the second period being trading days 61 through 100 following the purchase date.

     The individuals who previously owned the shares of common stock of NYB Foods, Inc., were granted the same "reset" rights for the 7,500,000 shares of our common stock they were issued in the merger between NYB Foods, Inc., and NYB Acquisitions Corp.

     CHANGES IN CONTROL - WARRANT PURCHASE AGREEMENT. Investors purchased warrants to purchase 3,485,000 shares of our common stock in September, 1999. In the "Warrant Purchase Agreement," we agreed to issue additional shares of common stock under certain circumstances. If the investor exercises all or part of his warrants but, before the shares are issued, the effectiveness of our registration statement is suspended for a reason other than that we possess material non-public information, and the bid price immediately before the suspension is greater than the bid price on the day after the suspension is lifted, we will be obligated to issue more shares, according to the following formula:

     The number of shares the investor was entitled to receive pursuant to his warrant exercise which were not otherwise freely-tradable, multiplied by the product of (1) the number of shares he was entitled to under the warrant exercise, (2) multiplied by the product of the bid price immediately before the exercise, divided by the bid price immediately after the suspension was lifted.

                            DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 50,000,000 shares of no par value common stock. All shares have equal voting rights and are non-assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock of the Company could, if they chose to do so, elect all the directors. Assuming sale of all the shares of common stock by the selling shareholders offered by this prospectus, the present shareholders will own, if the 7,983,883 shares offered hereby are sold, 64.45% of our outstanding Common Stock, and, therefore, will be able to elect all directors and control the Company.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after satisfaction of all liabilities, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The Shares of Common Stock presently outstanding are, and the Shares of Common Stock to be sold pursuant to this Offering will be, fully paid and non-assessable.

     Holders of Common Stock are entitled to dividends when, and if, declared by the Board of Directors of the Company out of funds legally available therefor. The Company has not paid any cash dividends on its Common Stock to date. No assurance can be given that funds will be available to the Company in the future out of which dividends can be paid, or that the Company will declare such dividends.

     The Company has authorized 10,000,000 shares of no par value Preferred Stock. Currently, 1,000 shares of Series B Preferred Stock are issued and outstanding. We may issue Preferred Stock in one or more series at the discretion of the Board of Directors. In establishing a series, the Board of Directors are to give it a distinctive designation so as to distinguish it from the shares of all other series and classes, fix the number of shares in the series, and fix the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular unless otherwise provided in the articles of incorporation or Colorado statutes.

     SHARES ELIGIBLE FOR FUTURE SALE. 14,686,313 of our 18,966,313 currently-outstanding Shares of Common Stock are "restricted securities" and, under certain circumstances, may in the future be sold in compliance with Rule 144, adopted under the Securities Act of 1933, as amended. Future sales of the Company's Common Stock could depress the market price for such Common Stock.

     "RESET" PROVISIONS. Two investors purchased 3,400,000 shares of common stock in September, 1999, and, as part of the purchase agreement, we consented to a "Reset" provision. According to this "Reset" agreement, we may be obligated to issue more shares to these two investors if the average bid price for our common stock falls below one-half (1/2) the bid price on the day the shares were purchased (the closing price of our common stock on September 22, 1999, the closing date for this transaction, was $.812 per share). If the average bid price is equal to or greater than one-half (1/2) the bid price on the purchase date, no new shares are to be issued. If the average bid price falls below one-half (1/2) the bid price on the purchase date, the following formula will determine the number of new shares to be issued:

     The difference between one-half (1/2) the bid price on the purchase date and the average bid price during the applicable period*, multiplied by 1,700,000, with the resulting product being divided by the average bid price during the applicable period.

* This calculation is to be made for each of two "applicable periods," the first such period being the first sixty (60) trading days following the purchase date, and the second period being trading days 61 through 100 following the purchase date.

     The individuals who previously owned the shares of common stock of NYB Foods, Inc., were granted the same "reset" rights when the merger between NYB Foods, Inc., and NYB Acquisitions Corp. was finalized. (See "Security Ownership of Certain Beneficial Owners - Changes in Control - Reset' Provisions.")

     WARRANT PURCHASE AGREEMENT. One investor purchased warrants to purchase 3,000,000 shares of our common stock in September, 1999. In the "Warrant Purchase Agreement," we agreed to issue additional shares of common stock under certain circumstances. If the investor exercises all or part of his warrants but, before the shares are issued, the effectiveness of our registration statement is suspended for a reason other than that we possess material non-public information, and the bid price immediately before the suspension is greater than the bid price on the day after the suspension is lifted, we will be obligated to issue more shares, according to the following formula:

     The number of shares the investor was entitled to pursuant to his warrant exercise which were not otherwise freely-tradable, multiplied by the product of
(1) the number of shares he was entitled to under the warrant exercise, (2) multiplied by the product of the bid price immediately before the exercise, divided by the bid price immediately after the suspension was lifted.

     The holders of these common stock purchase warrants may exercise their warrants and receive underlying common stock shares for no cash payment. This "cashless" exercise option provides that the holders of the warrants may exercise their warrants and receive underlying shares of common stock for no cash price according to the following formula:

     The number of shares issued to the warrantholder equals the average closing bid price for five trading days immediately preceding the exercise minus the exercise price of $.35, divided by the five-day average closing bid price; all multiplied by the number of shares with respect to which the warrants are being exercised.

     As an example, if the average closing bid price for our common stock for a five-trading-day period is $.50, and all 3,485,000 warrants are exercised pursuant to the "cashless" exercise option, we would issue 1,045,500 shares of common stock to the warrantholders for no cash price.

     SERIES B PREFERRED STOCK. The Company previously issued 113,500 shares of non-voting Series B Redeemable Convertible Preferred Stock, all but 1,000 of which shares have subsequently been converted into three (3) shares of the Company's common stock for each share of Series B Preferred (112,500 previously-issued Series B Preferred shares have been exchanged for 337,500 shares of common stock). Each of the 1,000 outstanding shares of Series B Preferred stock has a face value of ten dollars ($10.00), with cumulative dividends payable at the rate of ten percent (10%) annually, payable semi-annually in cash or additional Series B shares, at the Company's option. No dividends are payable on any other securities which are junior to the Series B shares (including our common stock), unless all accrued dividends have been paid to the holders of Series B shares. The Company may, at any time, redeem the Series B shares for their face value ($10.00 per share), plus any accrued but unpaid dividends. In the event of the liquidation, dissolution or winding up of the Company, Series B shareholders are entitled to be paid $10.00 per share, plus any accrued but unpaid dividends, out of the Company's assets before any payment may be made to holders of the Company's common stock, or any other securities junior to Series B Preferred shares. Series B Preferred shareholders may convert their Series B shares to shares of preferred stock of the Company which are or become publicly traded shares.

                   COMMISSION POSITION ON INDEMNIFICATION
                       FOR SECURITIES ACT LIABILITIES

     Our Articles of Incorporation indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee for us, or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at our request.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                          DESCRIPTION OF BUSINESS

     We were incorporated in the State of Colorado on February 23, 1996 as HAI Enterprises, Inc., and 976,200 shares of our no par value common stock were issued to founders and initial investors.

     On February 19, 1998, HAI Enterprises entered into a Plan of Merger with Wrapsters, L.C., a Florida limited liability company. In connection with the merger, the initial shareholders' shares were reverse-split 2-for-5, resulting in 390,480 then-outstanding common shares, and an additional 3,800,000 shares were issued to the owners of Wrapsters as follows: 1,900,00 shares to Clyde E. Culp, III, and 1,900,000 shares to Thomas E. Metzger. At the same time, 3,800,000 shares of common stock and 113,500 shares of Series B Preferred stock (see "Description of Securities") were issued to Santa Cruz Squeeze, Inc., a Texas corporation, in exchange for an investment of $1,000,000.00. The surviving corporation of the merger was HAI Enterprises, Inc., which changed its name to Wrapsters, Inc. Thus, at the completion of this merger, we had 7,990,480 shares of common stock, and 113,500 shares of Series B Preferred stock outstanding.

     Wrapsters, Inc., was in the business of developing, operating and selling franchises for fast food restaurants offering a variety of tortilla-wrapped sandwiches and meals. The Company operated as Wrapsters, Inc., for approximately eighteen (18) months, meeting with limited success with its restaurants. In addition to selling and operating franchise restaurants, Wrapsters sought to acquire or merge with other franchise companies.

     In August of 1999, Wrapsters negotiated to acquire NYB Foods, Inc., a Colorado corporation, by means of a merger between one of Wrapsters' wholly-owned subsidiaries and NYB Foods, Inc. Wrapsters formed NYB Acquisitions Corp., a Colorado corporation, for the purpose of merging with NYB Foods, Inc., and became the surviving corporation. In connection with the merger, the shareholders of NYB Foods, Inc., exchanged all their shares for 7,500,000 shares of Wrapsters' common stock and $500,000.00. NYB Foods was merged into NYB Acquisitions Corp., and the surviving corporation subsequently changed its name to "NYB Foods, Inc."

     After the merger was approved, we used another wholly-owned Colorado corporation, Wrapsters Acquisitions Corp., to acquire the existing franchisees, trademarks, and other assets, including two (2) previously company-owned restaurants, from 1 Potato 2, Inc., a Minnesota corporation. The consideration given for these assets consisted of a promissory note from the subsidiary in the amount of $400,000.00, payable semi-annually over a five (5) year term bearing interest at 7.5% per annum, and 600,000 share of our common stock.

     On December 15, 1999, our shareholders gave approval to change our name to "UPTOWN RESTAURANT GROUP, INC.," and to increase the number of shares of common stock we are authorized to issue from 25,000,000 to 50,000,000. Also, we changed the name of NYB Acquisitions Corp. to NYB Foods, Inc., and we changed the name of Wrapsters Acquisitions Corp. to 1 Potato 2 Franchising Corporation.

     NEW YORK BURRITO. NYB Foods, Inc. ("NYB"), which is the surviving corporation of the merger into our wholly-owned subsidiary, offers to individuals, pursuant to a franchise agreement, the right to establish and operate, from a single location, a limited-cooking "New York Burrito Gourmet Wraps" specialty restaurant ("New York Burrito"). Each wrap, or burrito, is made to order in full view for each customer. Operation of the restaurant requires limited on-location cooking, as the bulk of the foods utilized are centrally prepared and delivered to the restaurants through normal commercial food distribution companies. Most major ingredients necessary for the preparation of the food items are pre-cooked and quick-frozen, utilizing quick-chill cooking and packaging techniques by various manufacturers. Other items, including cheeses, greens and other condiments, are also pre-prepared and packaged for use in the New York Burrito locations. Its menu consists mainly of flavored tortillas filled with vegetarian-style pinto or black beans and rice, along with spiced meats, such as steak, chicken, barbeque, deli, cajun or teriyaki. An optional breakfast menu may also be served, which features breakfast burritos, other breakfast items, juice and coffee.

     NYB markets its franchises by means of advertising, trade shows and Area Development Agents ("DA"). A DA contract grants a Territory to an individual, giving him the exclusive right to sell New York Burrito franchises. The DA agreement provides compensation, consisting of a portion of the initial franchise fees and a percentage of the on-going royalties, but requires certain levels of success, namely the selling and opening of an agreed-upon number of franchises within set time limits. The initial franchise fee for a New York Burrito restaurant is $15,000.00, and a reduced rate of $10,000.00 is offered to certain existing franchisees for additional franchises. A franchisee pays 7% of gross sales to NYB as a royalty, and 4% of gross sales for co-cooperative advertising.

     Franchisees are required to operate their restaurants in accordance with standards and procedures established by NYB, including those contained in the New York Burrito Operations Manual, prepared and distributed to franchisees. In addition, franchisees are granted the right to operate their businesses under the New York Burrito name with a "cactus skyline" trademark.

     NYB maintains a full-time training center at its corporate headquarters in Mesa, Arizona, and provides in-store training activities at its company-owned operating New York Burrito restaurant in Chandler, Arizona, which is contiguous to NYB's headquarters. NYB's primary business is the sale of franchises, rather than the operation of company-owned restaurants.

     New York Burrito restaurants generally operate from a retail location, such as a strip-type shopping center, shopping mall food court, or a free-standing location. Typical restaurant size varies from 750 to 2,000 square feet. A franchisee's initial investment to "build out" a store location and open for business, is estimated to range from $58,700.00 to $101,950.00, which amounts include the initial franchise fee.

     New York Burrito franchises must compete with other full-service and carry-out restaurants and other outlets specializing in burritos (wraps) or Mexican food, some of which are national or regional chains, or which may be more established. New York Burrito franchises will, to some extent, also have to compete with restaurants and food outlets offering other types of food products.

     Established in 1995, NYB currently owns one (1) restaurant in Chandler, Arizona, and has fifty four (54) New York Burrito franchise restaurants open in twenty three (23) states and Puerto Rico. In addition, fifteen (15) franchise restaurants are currently in development. In an unrelated transaction, on March 17, 1999, NYB sold the California franchise rights and entered into a License Agreement for the State of California with NYB West, Inc., a California company, which was the former Sub-Franchisor for California. NYB West, Inc., is now the franchisor of the ten (10) New York Burrito franchise restaurants in California.

     NYB leases corporate offices at 955 East Javelina Avenue, Suite 106, Mesa, Arizona 85204, consisting of 3,606 square feet of office space, and general office furniture, supplies and equipment. The lease runs for five (5) years, commencing February 1, 1999, and the rent is $2,307.84 monthly, plus taxes. Its company-owned New York Burrito restaurant, in Chandler, Arizona, is located at 1100 North Alma School Road, #5, Chandler, Arizona 85224, in leased space of 1,300 square feet, for $1,950 per month. The restaurant furniture and kitchen equipment, fixtures and leasehold improvements are currently valued at $8,892. The restaurant produces revenues for NYB, is used as a sales tool for prospective franchisees to visit, and for training of new franchisees.

     NYB owns its trademark (the New York Burrito name with a "cactus skyline" trademark, which is registered with the United States Commissioner of Patents and Trademarks on the Principal Register, Reg. No. 1,993,286, August 13, 1996, with first use November 1, 1991), its UFOC, Franchise Agreements, Area Development Agent agreements, and fifty four (54) New York Burrito Gourmet Wraps franchisees in twenty three (23) states and Puerto Rico, with fifteen (15) franchise restaurants currently in development.

     NYB's corporate offices are located at 955 East Javelina Avenue, Suite 106, Mesa, Arizona 85204, telephone number (602)503-3363 or (800)711-4036, and its website can be found at www.newyorkburrito.com.

     1 POTATO 2. On November 11, 1999, one of our wholly-owned subsidiaries (Wrapsters Acquisitions Corp., a Colorado corporation) acquired assets, including two (2) company-owned restaurants, franchise contract and rights, and equipment, from "1 Potato 2, Inc.," a Minnesota corporation, in exchange for a promissory note in the principal amount of $400,000.00 issued by the subsidiary, payable semi-annually for five (5) years with interest at the rate of 7.5% per annum, and 600,000 shares of our common stock. We later changed the name of the subsidiary to "1 Potato 2 Franchising Corporation" ("1 Potato 2 Franchising").

     1 Potato 2 Franchising operates and sells franchises for the operation of "1 Potato 2" fast food restaurants specializing in baked potatoes and other types of potato dishes. 1 Potato 2 restaurants are typically located in shopping mall food courts. 1 Potato 2 opened its first restaurant in 1978 and expanded the number of its company-owned restaurants until it began offering franchises in 1984. In 1986, concurrent with its acquisition by Bankers Restaurants, Inc., 1 Potato 2 began development of a more contemporary potato menu, including a number of proprietary items such as "lite" potato offerings, potato skins, potato soup, gourmet wraps and smoothies. Through 1991, 1 Potato 2 continued to open company-owned stores at the same time it sold franchises, when it was decided that, due to the relatively small size of a 1 Potato 2 unit, franchisee-operated stores were preferable. Thereafter, until 1995, 1 Potato 2 continued to sell its company-owned stores to franchisees. In March of 1995, 1 Potato 2 filed a Chapter 11 reorganization case in Bankruptcy Court in order to cancel unfavorable store leases and concentrate on selling franchises. The Plan of Reorganization was confirmed within 115 days.

     1 Potato 2 restaurants have typically been located in food courts in regional shopping malls and downtown centers. Food courts are located in the center or courtyard of shopping malls or city center shopping areas and feature large capacity common seating surrounded by quick-service, convenience restaurants. In the future, the Company expects new franchised restaurants will be a combination of food courts and non-traditional locations, including high-traffic strip centers, airports and downtown locations.

     Marketing efforts have been minimal in the recent past, but the Company intends to market 1 Potato 2 franchises in much the same manner as New York Burrito franchises, by means of advertising, trade shows and Area Development Agents ("DA"). The initial franchise fee for a 1 Potato 2 restaurant is $15,000.00 for the first location, and $10,000.00 for each additional location purchased by an existing franchisee. A franchisee will pay 6% of gross sales to the franchisor as a royalty, and 2% of gross sales for co-cooperative advertising.

     The two (2) company-owned 1 Potato 2 restaurants are located in the Minneapolis/St. Paul are, at the Mall of America food court, and Ridgedale, Minnesota. The Mall of America store is 614 square feet for a base rent of $75,000 per year, and the Ridgedale Mall store is 737 square feet for a base rent of $25,757 per year. The restaurant furniture and kitchen equipment, fixtures and leasehold improvements for the three restaurants are currently valued at $63,800. The restaurants produces revenues for Wrap, is used as a sales tool for prospective franchisees to visit, and for training of new franchisees. 1 Potato 2 also owns its trademark ("1 Potato 2"), its UFOC, Franchise Agreements, and twenty-seven (27) 1 Potato 2 franchisees in eleven
(11) states.

     1 Potato 2's corporate headquarters are now located in the same office with NYB, at 955 East Javelina Avenue, Suite 106, Mesa, Arizona 85204, telephone number (602)503-3363 or (800)711-4036, and its website can be found at www.1potato2.com

     FUTURE ADDITIONAL BRANDS. In addition to expanding the number of franchise operations of New York Burrito and 1 Potato 2, the Company will be seeking m ergers with or acquisitions of other franchise operations. While the Company and its officers and directors are seeking desirable merger or acquisition candidates, none have yet been identified and no negotiations are currently being pursued.

     COMPETITION. Competition in the restaurant and fast food franchising industry is intense. New York Burrito and 1 Potato 2 restaurants compete with low-priced, casual dining and take-out restaurants primarily on the basis of quality, atmosphere, location and value. New York Burrito's and 1 Potato 2's takeout/takehome business competes not only with full service restaurants, but also with take-out food service companies, fast-food restaurants, delicatessens, cafeteria-style buffets, prepared food stores, supermarkets and convenience stores. New York Burrito and 1 Potato 2 also compete with other restaurants and retail establishments for quality sites and franchisees.

     Many of our competitors are well established and have substantially greater financial, marketing and other resources than we do. Regional and national restaurant companies such as Taco Bell, Chipotle, Z-Teca and Taco John's have expanded their operations in our current and anticipated market areas. This competition could adversely affect our operating results.

     Competition in the food service business is often affected by: (a) changes in consumer tastes, (b) national, regional, and local economic and real estate conditions, (c) demographic trends, (d) traffic patterns, (e) the cost and availability of labor, (f) the type, number and location of competing restaurants, (g) availability of product and local competitive factors, locale, and (f) the ability of our franchisees to operate a profitable business. Some or all of these factors could adversely affect us and our future franchisees.

     GOVERNMENT REGULATION. A variety of federal, state and local laws apply to us and our restaurant franchising businesses. Each of our restaurants, and those of our franchisees, is subject to permitting, licensing, and regulation by a number of governmental authorities, including zoning, health, safety, sanitation, building, and fire agencies in the state or municipality in which the restaurant is located. These restaurants must comply with federal, state and local government regulations applicable to the consumer food service business, including those relating to the preparation and sale of food, minimum wage requirements, overtime, unemployment and sales taxes, working and safety conditions, mandated health insurance coverage and citizenship requirements. Significant numbers of the service, food preparation and other personnel employed in our, and our franchisees', restaurants are compensated at rates related to the federal minimum wage, and increases in the minimum wage could increase our, and our franchisees', labor costs. Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development of new restaurants and franchisees in a particular area.

     AMERICANS WITH DISABILITIES ACT. The federal Americans with Disabilities Act requires that places of public accommodation meet certain requirements related to access and use by persons with disabilities. We design our restaurants, and those of our franchisees, to be accessible to persons with disabilities and believe that we are in substantial compliance with all current applicable regulations relating to restaurant accommodation for persons with disabilities.

     FEDERAL AND STATE FRANCHISE LAW COMPLIANCE. Before a franchise can be sold, we must, through our subsidiaries, prepare a Uniform Franchise Offering Circular ("UFOC") in accordance with regulations promulgated by the Federal Trade Commission of the U.S. Government, describing material aspects of the franchise offered, estimated costs of opening and operating the business, a description of the type of business offered, disclosure of information regarding the officers and key employees of the franchisor, and generally making full and fair disclosure of all material aspects of the franchise being offered and the company offering it. This UFOC must be updated continually as any aspect of the business changes, and requires time and effort of management, as well as attorney's fees.

     In addition, many of the states in which the Company now has franchise operations, and in which the Company intends to offer franchises in the future, require that a franchisor submit itself and its franchise offering to a registration process prior to offering its franchises for sale in the state. Failure to comply with these requirements can result in a franchisor being permanently prohibited from offering franchises in that state, and could have similar repercussions in other states.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS
                            OR PLAN OF OPERATION

     The following discussion and analysis of financial condition and results of operations of the Company should be read in conjunction with the Company's financial statements and related notes thereto.

     LIQUIDITY. As of September 12, 1999, the Company's liquidity was poor. All Company-owned and franchised "Wrapsters" restaurants had been closed, we had significant negative working capital, and had no means to pay off debt of $480,000.00 and lease obligations of $220,000.00. Improvement of our working capital will depend on the ability of our two subsidiaries to produce significant future revenues.

     CAPITAL RESOURCES. As of September 12, 1999, the Company had no capital resources. Checks issued in excess of cash balance equaled $771.00.

     RESULTS OF OPERATIONS. From inception, we have not been successful in generating revenues sufficient to meet our operating needs. For the years ended December 31, 1998 and 1997, we had net losses of $1,282,682 and $340,364 respectively. For the third quarter ended September 30, 1999, the net loss from operations was $871,624. In 1999, we closed all our "Wrapsters" restaurants.

     Effective August of 1999, we acquired all the outstanding common stock of NYB Foods, Inc., a Colorado corporation, through a merger with one of our wholly-owned subsidiary corporations. The acquisition will be handled as a pooling of interests for accounting purposes. Our financial statements as of September 30, 1999, do not include the financial position or results of operations of NYB Foods, Inc. For the years ended March 31, 1999 and 1998, NYB Foods, Inc., showed results of operations of $68,412 and ($20,342) respectively. NYB Foods, Inc., generates its operating revenue from the sale of its franchise agreements, fees from such franchises and from its company-owned restaurant.

     On November 11, 1999, we acquired substantially all the assets of 1 Potato 2, Inc., a Minnesota corporation, through another of our wholly-owned subsidiary corporations, Wrapsters Acquisitions Corp., in exchange for a promissory note in the principal amount of $400,000, payable in ten (10) semi-annual installments at an interest rate of 7.5%, and 600,000 shares of our common stock. 1 Potato 2 generates its operating revenue from the sale of its franchise agreements, fees from such franchises, and from the two (2) company-owned restaurants.

               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

     We previously employed the firm of Porter Keadle Moore, LLP, of Atlanta, Georgia, as our independent certified public accountants and auditors. They audited our books and prepared our financial statements for the year ended December 31, 1998. In 1999, we acquired NYB Foods, Inc., through a merger with one of our subsidiaries, and, in connection with that merger, moved our corporate offices from Atlanta, Georgia, to Mesa, Arizona, and replaced our previous management team with the NYB Foods, Inc., management team. Due to the management change and the geographical move, we found it more convenient to employ NYB Foods, Inc.'s, auditor, James E. Raftery, CPA, PC, as our independent certified public accountants and auditors.

     We have no disagreements with Porter Keadle Moore, LLP, nor with any other accountants.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following-described transactions involve the Company and any of its officers, directors, nominees for such positions, beneficial owners of 5% or more of the outstanding common stock of the Company, or any of their family members:

     ACQUISITION OF NYB FOODS, INC. In the merger between our subsidiary, NYB Acquisitions Corp., and NYB Foods, Inc., the NYB Foods shareholders received, in exchange for 100% of the outstanding shares of common stock of NYB Foods, 7,500,000 shares of our common stock and $500,000.00 in cash, as follows:

Robert D. Palmer, Jr.    5,188,776 shares and $345,900.00
& Karene Palmer
Berg Family Trust        1,244,490 shares and $81,600.00

     In addition to the above shares and cash, these shareholders received registration rights for a portion of their shares, as reflected in this registration statement.

     EXCHANGE OF SHARES OF COMMON STOCK FOR PROMISSORY NOTE. Prior to the acquisition of NYB Foods, Inc., one of our directors, Clyde E. Culp, III, agreed to exchange a promissory note in the principal amount of $428,883.00, which was owed to him by the Company, for 428,883 shares of our common stock. The Company agree that it would include Mr. Culp's newly-issued shares of common stock in this registration statement.

     EXCHANGE OF SHARES OF COMMON STOCK FOR PROMISSORY NOTE. Prior to the acquisition of NYB Foods, Inc., one of our shareholders, Santa Cruz Holdings, Inc., agreed to exchange a promissory note in the principal amount of $109,000.00, which was owed to it by the Company, for 109,000 shares of our common stock.

     ISSUANCE OF NOTE AND COMMON STOCK FOR 1 POTATO 2 ASSETS. William G. Norton, one of our current directors, is also a director and shareholder of 1 Potato 2, Inc. As such, he will benefit indirectly from the transaction in which our subsidiary acquired assets from 1 Potato 2, Inc., in exchange for 600,000 shares of our common stock and a promissory note in the principal amount of $400,000.00.

                       MARKET FOR COMMON EQUITY AND
                        RELATED STOCKHOLDER MATTERS

     Our no par value common stock is traded on the Over-The-Counter Bulletin Board, under the symbol "UTRG." On December 23, 1999, the high and low bids for the common stock were $.937 and $.687 respectively. The range of high and low sales prices for the common stock as quoted on the OTC Bulletin Board are listed below for the periods indicated. The quotes reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.
________________________________________________________________________________

Calendar Quarter              High Bid            Low Bid
________________________________________________________________________________

1st Quarter, 1999             $2.625              $0.875
2nd Quarter, 1999             $2.00               $0.4375
3rd Quarter, 1999             $1.50               $0.6875
4th Quarter, 1999             $1.031              $0.562
________________________________________________________________________________

     Because the bid price of the common stock has been below $5.00 per share, the SEC's Rule 15g-9 may apply to the common stock. This rule imposes additional sales practice requirements on a broker-dealer that sells Rule 15g-9 securities to persons other than the broker-dealer's established customers and institutional accredited investors. For transactions covered under Rule 15g-9, the broker-dealer must make a suitability determination of the purchaser and receive the purchaser's written agreement to the transaction before the sale. In addition, broker-dealers, particularly if they are market makers in the common stock, have to comply with the disclosure requirements of Rules 15g-2, 15g-3, 15g-4, 15g-5, and 15g-6 under the Exchange Act unless the transaction is exempt under Rule 15g-1. Consequently, Rule 15g-9 and these other rules may adversely affect the ability of broker-dealers to sell or to make markets in the common stock and also may adversely affect the ability of purchasers of the shares offered by this prospectus to resell their shares.

     HOLDERS OF RECORD. We had approximately 299 holders of record of our common stock as of the shareholder meeting on December 15, 1999.

     DIVIDENDS. We have never paid cash dividends on our common stock and intend to retain earnings, if any, to use in operating and expanding our business. Our board of directors will determine the amount of future dividends, if any, based upon our earnings, financial condition, capital requirements and other conditions.

     RESTRICTION ON ABILITY TO PAY DIVIDENDS. We currently have 1,000 shares of Series B Preferred stock outstanding. Each share of Series B Preferred stock has a face value of ten dollars ($10.00), with cumulative dividends at the rate of ten percent (10%), payable in cash or additional Series B shares, at the Company's option, semi-annually. No dividends are payable on any other securities which are junior to the Series B shares, including on our common shares, unless all accrued dividends have been paid to the holders of Series B shares. The Company may, at any time, redeem the Series B shares for their face value ($10.00 per share), plus any accrued but unpaid dividends. In the event of the liquidation, dissolution or winding up of the Company, Series B shareholders are entitled to be paid $10.00 per share, plus any accrued but unpaid dividends, out of the Company's assets before any payment may be made to holders of the Company's common stock, or any other securities junior to Series B Preferred shares.

                           EXECUTIVE COMPENSATION

     All compensation awarded to, earned by, or paid to the Company's chief executive officer, its three (3) most highly paid executive officers, and two other highly-paid officers, during the last fiscal year, are as follows:
________________________________________________________________________________

Name, Title              Salary   Bonus          Other
                                                 Compensation
________________________________________________________________________________

Thomas E. Metzger        $175,000   $0     issued options to
Chief Executive Officer                    to purchase 500,000
                                           shares of our common
                                           stock, which he later
                                           released without
                                           exercising

William Gallagher        $0         $0     $20,000.00
Director

Clyde E. Culp, III       $0         $0     $0
Director
________________________________________________________________________________

     The following is a summary table containing compensation awarded to, earned by, or paid to the Company's chief executive officer, its three (3) most highly paid executive officers, and two other highly-paid officers, during the last three (3) fiscal years:

                         SUMMARY COMPENSATION TABLE
________________________________________________________________________________

                                             Long Term Compensation
                                   ___________________________________________
          Annual Compensation                     Awards         Payouts

______________________________________________________________________________
(a)       (b)  (c)    (d)     (e)      (f)        (g)        (h)      (i)

                              Other               Securities
Name                          Annual   Restricted Under-             All Other
and                           Compen-  Stock      lying      LTIP    Compen-
Principal                     sation   Award(s)   Options/   Payouts sation
Position  Year Salary($) Bonus($) ($)    ($)      SARs(#)($)   ($)     ($)
______________________________________________________________________________

Thomas E. Metzger 1998  $175,000 $0 $0   $0       500,000 shares $0    $0
                  1999  $175,000 $0 $0   $0           0          $0    $0

William Gallagher 1998  $0       $0  $0   $0          0          $0    $0
                  1999  $0       $0  $0   $0          0          $0    $0

Clyde E. Culp, III 1998 $0       $0  $0   $0          0          $0    $0
                   1999 $0       $0  $0   $0          0          $0    $0

________________________________________________________________________________

     The following is a summary table containing information pertaining to the granting of stock options and/or stock appreciation rights ("SARs") made during the past fiscal year to each of the Company's executive officers:

________________________________________________________________________________

             Option/SAR Grants in Last Fiscal Year
                       Individual Grants
______________________________________________________________________________

(a)            (b)            (c)            (d)                   (e)

               Number of      % of Total
               Securities     Options/SARs
               Underlying     Granted to
               Options/SARs*  Employees in   Exercise or Base       Expiration
Name           Granted (#)    Fiscal Year    Price ($/Sh)           Date
________________________________________________________________________________

Thomas E. Metzger  500,000**  62.5%          $1.00 per share         1/12/2004

Steven J. Devine    85,000    10.6%          $1.00 per share          9/3/2003
                   142,500    17.8%          $1.00 per share         1/12/2004

Charles D. Barnett  25,000     3.1%          $1.00 per share          9/3/2003
________________________________________________________________________________

* The previous board of directors adopted a Stock Appreciation Plan ("SAR") on September 3, 1998, but no "SAR's" were issued to any executive officer or employee. Our present board of directors repealed the "SAR" plan on December 15, 1999.

**   The previous board of directors issued options to purchase 500,000 shares of our common stock at an exercise price of $1.00 per share to our past president, Thomas E. Metzger, on January 13, 1999. In connection with the merger of NYB Foods into our subsidiary, Mr. Metzger released and waived his rights to any such common stock purchase options, and the Stock Option Plan was repealed by our current board of directors on December 15, 1999.

     COMPENSATION OF DIRECTORS. Currently, the Company does not compensate its directors for their service on the Board of Directors, other than to reimburse them for their costs of travel and lodging to attend meetings, and payment of $1,000 annually to each director for attendance at and participation in each such meeting.

     During our last fiscal year, our directors were not compensated.

                              LEGAL MATTERS

     R. Michael Jackson, Attorney at Law, Lakewood, Colorado, will pass on the validity of the common stock offered by this prospectus for us.

                                 EXPERTS

     Our audited financial statements as of December 31, 1998 and for the year ended December 31, 1997, have been included in reliance of the report of Porter, Keadle & Moore. The audited financial statements of NYB Foods, Inc. as of March 31, 1999 and for the year ended March 31, 1998, have been included in reliance on the report of James Raftery & Associates, P.C., independent public accounts, given on the authority of that firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND MORE INFORMATION

     We must comply with the information requirements of the Exchange Act, and we file reports, proxy and information statements and other information with the SEC. Those reports, proxy and information statements, and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 on payment of the prescribed fees. In addition, the SEC maintains a website (http:\\www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, or EDGAR.

     This prospectus is part of a registration statement on Form SB-2 that we have filed with the SEC under the Securities Act. This prospectus does not contain all the information contained in the registration statement, certain parts of which we have omitted in accordance with SEC rules. For further information about us and the shares covered by this prospectus, we refer you to the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and each of those statements is qualified by reference to the copy of that document filed with the SEC.

                             FINANCIAL STATEMENTS
                          Uptown Restaurant Group, Inc.
                             f/k/a Wrapsters, Inc.
                          Consolidated Balance Sheet
                          For the Nine Months Ending
                              September 30,1999

                                    Assets

Current Assets
     Cash                                              $  62,175
     Money Market Account                                201,521
     Accounts Receivable, net of allowance of
       $20,000 for 1999                                   60,895
     Inventory                                             3,209
     Prepaid Expenses                                    315,727
          Total Current Assets                           643,526

Property and Equipment
     Office Equipment                                     29,500
     Office Furniture                                     21,319
     Accumulated Depreciation                             (7,062)
          Total Property & Equipment                      43,757

Other Assets
     Franchise Documents                                  40,000
     Intangible Assets                                    59,461
     Notes Receivable                                     25,500
     Note Receivable (NYB West)                           55,000
          Total Other Assets                             179,961

          Total Assets                                 $ 867,244

                    LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
     Accounts Payable                                   $ 199,714
     DA Commissions Payable                                14,992
     Credit Payable                                        13,802
     Deferred Tax Payable                                   3,673
     Deferred Revenue                                     690,483
          Total Current Liabilities                       922,665

Long Term Liabilities
     Lease Commitments                                     95,217
          Total Liabilities                             1,017,882

Equity
     Common Stock                                       2,205,895
     Retained Earnings                                 (1,532,703)
     Net Income Y-T-D                                    (823,831)
          Total Capital                                  (150,638)
          Total Liabilities & Capital                    $867,244

                          Uptown Restaurant Group, Inc.
                             f/k/a Wrapsters, Inc.
                                Balance Sheet
                           For the Nine Months Ending
                              September 30,1999

                                    Assets
Current Assets
     Cash                                                  ($771)
     Money Market Account                                      0
     Accounts Receivable, net of allowance
       of $20,000 for 1999                                     0
     Inventory                                                 0
     Prepaid Expenses                                          0
          Total Current Assets                              (771)

Property and Equipment
     Office Equipment                                          0
     Office Furniture                                          0
     Accumulated Depreciation                                  0
          Total Property & Equipment                           0

Other Assess
     Franchise Documents                                       0
     Deffered Loan Costs                                  31,461
     Notes Receivable                                          0
     Note Receivable (Other)                                   0
          Total Other Assets                              31,461

          Total Assets                                   $30,691

                     LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
     Accounts Payable                                   $167,035
     DA Commissions Payable                                    0
     Credit Payable                                        3,957
     Deferred Tax Payable                                      0
     Deferred Revenue                                     50,000
          Total Current Liabilities                      220,992

Long Term Liabilities
     Lease Commitments                                    85,815
          Total Liabilities                              306,808

Equity
     Common Stock                                      2,124,264
     Retained Earnings                                (1,546,257)
     Net Income Y-T-D                                   (854,125)
          Total Capital                                 (276,117)

          Total Liabilities & Capital                    $30,691

                              NYB Foods, Inc.
                              Balance Sheet
                         For the Six Months Ending
                              September 30,1999

                                Assets

Current Assets
     Cash                                                $62,946
     Money Market Account                                201,521
     Accounts Receivable, net of allowance
       of $20,000 for 1999                                60,895
     Inventory                                             3,209
     Prepaid Expenses                                    315,727
          Total Current Assets                           644,296

Property and Equipment
     Office Equipment                                     29,540
     Office Furniture                                     21,319
     Accumulated Depreciation                             (7,062)
          Total Property & Equipment                      43,757

Other Assets
     Franchise Documents                                  40,000
     Intangible Assets                                    28,000
     Notes Receivable                                     25,500
     Note Receivable (NYB West)                           55,000
          Total Other Assets                             148,500

          Total Assets                                  $836,553

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
     Accounts Payable                                    $32,679
     DA Commissions Payable                               14,992
     Credit Payable                                        9,844
     Deferred Tax Payable                                  3,673
     Deferred Revenue                                    640,483
          Total Current Liabilities                      701,672

Long Term Liabilities
     Lease Commitments                                     9,402
          Total Liabilities                              711,074

Equity
     Common Stock                                         81,631
     Retained Earnings                                    13,554
     Net Income Y-T-D                                     30,294
     Total Capital                                       125,479

          Total Liabilities & Capital                   $836,553

                               Uptown Restaurant Group, Inc.
                                   f/k/a Wrapsters, Inc.
                           Consolidated Y-T-D Income Statement
                                For the Nine Months Ending
                                      September 30,1999

Sales
     Franchise Sales                                    $264,079
     Royalty Revenue                                     199,077
     Food Sales & Retail Food Sales                      122,354
     Misc. Income                                         21,000
     NYB West                                             29,280
          Total Sales                                    635,790

Cost of Sales
     Administration                                      186,487
     Bonus                                                29,750
     DA Commission                                       126,568
     Food Costs & Supplies                                70,064
     Show Fees                                             1,345
     Training                                             16,033
          Total Cost of Sales                            430,247

Contribution
     Franchise Sales                                     129,240
     Royalty Revenue                                      72,509
     Food Sales $ Retail Operations                      (19,918)
     Other                                                23,712
          Total Contribution                            $205,543

Expenses
     Advertising                                          58,172
     Auto Expense                                          6,093
     Cleaning                                                947
     Computer Supplies                                     6,582
     Consulting Expense                                   22,431
     Contract Labor                                        1,367
     Depreciation                                         40,160
     Dues & Subscriptions                                  2,878
     Equipment Rental                                     11,356
     Finance Charges                                      46,598
     Insurance                                            16,181
     Management Fees                                     173,060
     Legal Expense                                        31,981
     Office Supplies                                      11,578
     Postage                                              16,763
     Printing                                              7,863
     Rent Office                                         136,639
     Rent NYB                                             10,833
     Repair & Maintenance                                  3,381
     Telephone                                            17,047
     Travel Expense                                       49,734
     Conference & Meetings                                 3,869
     Utilities Expense                                    16,004
     Store Closings                                      337,856
          Total Expenses                               1,029,373

Net Income (Loss)                                      ($823,830)

                            Uptown Restaurant Group, Inc.
                                 f/k/a Wrapsters, Inc.
                                Y-T-D Income Statement
                              For the Nine Months Ending
                                   September 30,1999

Sales
     Franchise Sales                                    $      0
     Royalty Revenue                                           0
     Retail Food Sales                                    93,138
     Coupons                                               9,190
     Other                                                     0
     Total Sales                                         102,328

Cost of Sales
     Administration                                       81,398
     Bonus                                                     0
     DA Commission                                             0
     Food Costs & Supplies                                48,863
     Show Fees                                                 0
     Training                                                  0
          Total Cost of Sales                            130,261

Contribution
     Franchise Sales                                           0
     Royalty Revenue                                           0
     Retail Operas                                       (27,933)
     Other                                                     0
          Total Contribution                            (S27,933)

Expenses
     Advertising                                          31,923
     Auto Expense                                          4,221
     Cleaning                                                786
     Computer Supplies                                         0
     Consulting Expense                                   11,114
     Contract Labor                                          813
     Depreciation                                         37,373
     Dues & Subscriptions                                  1,698
     Equipment Rental                                      1,473
     Finance Charges                                      35,309
     Insurance                                            10,767
     Management Fees                                     134,010
     Legal Expense                                        23,556
     Office Supplies                                       7,780
     Postage                                               4,264
     Printing                                              1,613
     Rent Stores                                         118,566
     Rent                                                      0
     Repair & Maintenance                                  2,725
     Telephone                                             9,132
     Travel Expense                                       35,089
     Conference & Meetings                                 3,498
     Utilities Expense                                    12,626
     Store Closings                                      337,856
          Total Expenses                                 826,192

     Net Income (Loss)                                 ($854,125)

                         Porter Keadle Moore, LLP


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Wrapsters, Inc.

We have audited the accompanying balance sheet of Wrapsters, Inc. as of January 3, 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wrapsters, Inc. as of January 3, 1999, and the results of its operations and its cash flows for the year then ended.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8, the Company has experienced significant net losses since inception, has been unable to generate positive cumulative cash flows from operations, and, at January 3, 1999, has a significant working capital deficiency. These facts raise substantial doubt about the Company's ability to continue as a going concern.
Note 8 also describes management's plans to alleviate these financial concerns. Thefinancial statements do not include any adjustments that might result from this uncertainty.

                              Porter Keadle Moore, LLP

Atlanta, Georgia
August 31, 1999

                              Certified Public Accountants
Suite 1800 235 Peachtree Street NE Atlanta, Georgia 30303 Phone 404-588-4200 Fax 404-588-4222

                                WRAPSTERS, INC.

                              Financial Statements

                                January 3, 1999

                  (with Independent Accountants' Report thereon)

                                WRAPSTERS, INC.
                                 Balance Sheet
                                 January 3,1999

                                     Assets
Current assets:
     Cash                                         $    26,046
     Inventory                                          9,919
     Due from stockholder                               1,154
          Total current assets                         37,119

Property and equipment, net                           271,920

Other assets                                           33,390
                                                    $ 342,429

                   Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
     Accounts payable and accrued expenses          $ 286,475
     Deferred franchise fees                           50,000
     Note payable                                      20,000
     Notes payable to affiliates                      521,876

          Total current liabilities                   878,351

Commitments and contingencies (see note 7)

     Stockholders' equity (deficit):
     Series B redeemable convertible preferred
       stock; no par value, 113,500 shares
       authorized, issued and outstanding
       (liquidation preference of $1,232,952)         990,594
     Common stock; no par value, 25,000,000
       shares authorized, 7,990,480 shares
       issued and outstanding                          19,741
     Accumulated deficit                           (1,546,257)

          Total stockholders' equity (deficit)       (535,922)

                                                   $  342,429

See accompanying notes to financial statements.

                                WRAPSTERS, INC.
                             Statement of Operations
                        For the Year Ended January 3,1999

Revenue:
     Restaurant sales revenue                     $  315,026
     Other income                                     27,472

          Total revenue                              342,498

Operating expenses:
     Food, beverages and paper                       124,944
     Payroll and benefits                            521,595
     Occupancy                                       161,979
     Other operating                                 571,406

          Total operating expenses                 1,379,924

Other expenses:
     Interest expense                                 37,783
     Loss on store closings                          207,473

          Total other expenses                       245,256

          Net loss                               $(1,282,682)

Basic and diluted loss per common share          $     (0.17)


See accompanying notes to financial statements.

                              WRAPSTERS, INC.
           Statement of Changes in Stockholders' Equity (Deficit)
                     For the Year Ended January 3, 1999

              Members'  Preferred Stock Common Stock    Accumulated
              Equity    Shares  Amount  Shares  Amount  Deficit     Total

Wrapsters, LC
(see Note 1):
Balance,
December 31,
1997          $418,624  -       -       -       -      (263,575)    155,049
Capital
contributions   30,000  -       -       -       -       -            30,000
Net loss       -        -       -       -       -       (80,528)    (80,528)

Balance
immediately
before merger  448,624  -       -       -       -      (344,103)    104,521

Wrapsters, Inc.
(see Note 1):
Conversion of
members' equity
to note
payable       (428,883) -       -       -       -       -          (428,883)
Issuance of
common stock   (19,741) -       -  7,600,000  19,741    -           -
Existing HAI
stockholders    -       -       -    390,480    -       -           -
Issue Series
B preferred
stock           -    113,500 990,594    -       -       -           990,594
Net loss
post merger     -       -       -       -       -     (1,202,154) (1,202,154)

Balance,
January 3,
1999       $    -    113,500 990,594 7,990,480 19,741 (1,546,257)   (535,922)

See accompanying notes to financial statements.

                                  WRAPSTERS, INC.
                              Statement of Cash Flows
                        For the Year Ended January 3, 1999

Cash flows from operating activities:
     Net loss                                              $ (1,282,682)
     Adjustments to reconcile net loss to net
       cash used by operating activities:
       Depreciation and amortization                             40,459
     Loss on store closings                                     207,472
     Change in operating assets and liabilities:
       Accounts receivable                                       (1,154)
       Other assets                                             (20,300)
       Inventory                                                 (4,961)
       Accounts payable and accrued expenses                    206,894
       Deferred franchise fees                                   50,000
          Net cash used by operating activities                 804,272

Cash flows from investing activities:
     Proceeds from disposal of property and equipment            16,500
     Purchases of property and equipment                        353,386
          Net cash used by investing activities                 336,886

Cash flows from financing activities:
     Proceeds from notes payable to affiliate                    92,993
     Proceeds from note payable                                  10,000
     Capital contribution                                        30,000
     Issuance of Series B preferred stock                       990,594
          Net cash provided by financing activities           1,123,587

          Net change in cash                                    (17,571)
          Cash, beginning of year                                43,617

          Cash, end of year                                 $    26,046

Supplemental disclosures of cash flow information:
     Cash paid during the year for interest                 $       588

Noncash investing and financing activities:
     Equity converted to debt                               $   428,883
     Conversion of limited liability corporation
       interest into common stock                           $    19,741


See accompanying notes to financial statement.

                                   WRAPSTERS, INC.
                            Notes to Financial Statements

(1)  Summary of Significant Accounting Policies

     Company Background and Nature of Operations

     On February 19, 1998, Wrapsters, Inc. (the "Company") was formed by the merger of Wrapsters, L.C., a Florida limited liability company, with HAI Enterprises, Inc. ("HAI"), a Colorado corporation. Wrapsters, L.C. was formed on June 6, 1997 and operated two quick services restaurants in Boca Raton, Florida specializing in freshly prepared, healthy flour tortilla wraps, fruit smoothies and other related menu items. HAI was formed February 23, 1996 and had no significant assets, liabilities or operations at the time of the merger. HAI was the surviving entity from the merger and immediately changed its name to Wrapsters, Inc.

     The merger was effected by exchanging total members' equity in Wrapsters, L.C. for 3,800,000 shares of HAI no par or stated value common stock and issuing a note payable to one of the members in the amount of $428,883 (see Note 4).

     For accounting purposes, this merger was accounted for as a purchase transaction, and since the previous HAI stockholders only controlled 4.9% of the Company's common stock following the merger while the previous members of Wrapsters, L.C. owned 50% of the Company following the merger, this transaction is considered a reverse merger and Wrapsters, L.C. is considered to be the surviving entity. No goodwill or other intangible assets resulted from this merger.

     Following the merger, the Company opened five more stores during 1998 and closed three stores during the year. At January 3, 1999, the Company was operating four stores, three located in Atlanta, Georgia and one located in Arlington, Virginia.

     Basis of Presentation and Fiscal Year

     The Company operates on a 52/53-week fiscal year ending on the Sunday closest to December, 31 of each year. Accordingly, the financial statements presented ended on January 3, 1999. All general references to years relate to fiscal years unless otherwise noted.

     The financial statements are prepared in accordance with generally accepted accounting principles ("GAAP"). In preparing financial statements in accordance with GAAP, management is required to make certain estimates. Actual results could vary from those estimates.

     Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market and consist of food, beverages, paper products and supplies.

     Property and Equipment

     Property and equipment is recorded at cost, less accumulated depreciation. Major additions and improvements are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the life of respective assets are expensed currently. When property is retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is recognized.

     Depreciation is computed using the straight-line method. The following represents the useful lives over which the assets are depreciated:

     Leasehold improvements                  Life of lease
     Furniture, fixtures and equipment       7 years
     Signage                                 7 years
     Computer equipment                      3 years

     Revenue Recognition

     Revenue is recognized in the period for which related food and beverage products are sold. Initial fees from the awarding of individual franchises are deferred and recorded as revenue when the franchised restaurant is opened

                              WRAPSTERS, INC.
                    Notes to Financial Statements, continued

(1)  Summary of Significant Accounting Policies, continued

     Pre-Opening Costs

     Pre-opening costs are incurred before a restaurant is opened and consist primarily of wages and salaries, hourly employee recruiting, license fees, meals, lodging and travel plus the cost of hiring and training the management teams. Pre-opening costs are expensed as incurred.

     Advertising Costs

     The Company expenses all advertising costs as incurred.

     Loss on Store Closings

     When the Company closes a store, management determines whether the estimated net realizable value of property and equipment held at the store that will not be transferred to another location but which will be sold or otherwise disposed exceeds the assets' carrying value. To the extent that the estimated net realizable value is less than the carrying value, the related loss is immediately accrued. Likewise, management estimates the total net future lease payments, including estimated lease settlement payments, that will be paid before the Company can negotiate a release from the lease and accrues a loss for this amount.

     Income Taxes

     Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

     In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies. At January 3, 1999, the Company's only significant deferred tax attribute was its net operating loss since inception, and this deferred tax asset has been fully reserved.

     Earnings (Loss) Per Common Share

     The Company is required to report on the face of the statement of operations the income (loss) per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants. Basic earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The Company excludes the potentially dilutive securities from the calculation of loss per share because their inclusion is anti-dilutive since the Company is operating at a loss. Due to the merger, the Company believes the most meaningful presentation is to treat all common shares outstanding immediately following the merger as outstanding for the entire year.

     The following table summarizes the calculation of basic and dilutive loss per share:

     Net loss                                               $ (1,282,682)
     Less dividends on Series B preferred stock                  (97,952)

          Net loss attributable to common stockholders      $ (1,380,634)

     Weighted average common shares outstanding                7,990,480

          Basic and dilutive loss per common share          $      (0.17)

                               WRAPSTERS, INC.
                    Notes to Financial Statements, continued

(2)  Property and Equipment

     Property and equipment at January 3, 1999 is summarized as follows:

     Leasehold improvements                                 $ 114,560
     Furniture, fixtures and equipment                        139,004
     Signage                                                   31,372
     Computer equipment                                         5,727

                                                              290,663

     Less accumulated depreciation                             18,743

          Net property and equipment                        $ 271,920

     Depreciation expense amounted to $40,459 fiscal 1998.

(3)  Note Payable

     Notes payable consists of a $20,000 revolving line of credit with a bank. The line of credit bears interest at 2% above the lender's index rate, as defined, is guaranteed by the two of the Company's stockholders and is collateralized by substantially all assets of the Company. The line of credit is due on demand.

(4)  Notes Payable to Affiliates

     In connection with the merger discussed in Note 1, $428,883 of members' equity belonging to one of the two members of Wrapsters, L.C. was converted into an unsecured promissory note in that amount. The note bears interests at 10% per year. Provisions in the promissory note state that the principal balance and all accrued interest must be repaid upon the earlier to occur of either August 20, 1999 or the receipt by the Company of any financing subsequent to the merger and the related stock sale described in Note 5 in the amount of at least $1,000,000. The principal balance is to be repaid at the option of the holder in either cash or the Company's registered common stock valued at the lesser of $1.00 per share or 80% of the market price of the Company's common stock at the time of conversion. If the Company does not repay this note by the maturity date, the interest rate converts to the maximum amount allowed by law in the state of Florida.

     The Company has issued a convertible secured note to one of its stockholders. This note allows the Company to borrow up to $150,000, bears interest at 7% per year and is collateralized by all assets of the Company not already encumbered by the note payable discussed in Note 3. The note plus all accrued interest are due May 31, 1999 and are payable at the holder's option in either cash or the Company's common stock valued at the lesser of $1.00 per share or 80% of the market price of the Company's common stock at the time of conversion. If the Company does not repay this note by the maturity date, the interest rate converts to 18% per year. At January 3, 1999, $84,000 was outstanding on this note. This note was not repaid at maturity (see note 9).

     As a condition of the convertible secured note, the President of the Company agreed to reduce the cash portion of his salary by one-half with the other half being taken in the form of an unsecured promissory note with the same terms and conditions as the convertible secured note, except for the lack of any security interest. At January 3, 1999, $8,993 was outstanding on this salary deferral note.

(5)  Capital Structure and Transactions

     As described in Note 1, Wrapsters, L.C. operated as a limited liability company prior to the merger with HAI. As such, Wrapsters, L.C. had no outstanding equity securities. Its equity was embodied in the members' equity account. Upon the merger, the members' equity interests were exchanged for 3,800,000 shares of the Company's common stock and for an unsecured promissory note.

     Simultaneous with the merger, the Company sold 3,800,000 shares of its common stock and 113,500 shares of Series B preferred stock ("Series B Preferred") to an affiliate for $1,000,000 less offering costs of $9,406. For accounting purposes, management has attributed all the proceeds to the Series B Preferred based upon the cumulative dividend rights, redemption and conversion features and the liquidation preference in the Series B Preferred and management's belief that the common stock essentially had no significant value at that time.

                                WRAPSTERS, INC.
                    Notes to Financial Statements, continued

(5)  Capital Structure and Transactions, continued

     The Series B Preferred pays cumulative dividends at a 10% annual rate based on the stock's face value of $10 per share. The Series B Preferred has a liquidation preference of $10 per share plus unpaid cumulative dividends and is nonvoting, except in limited situations. At the Company's option, the Series B Preferred can be redeemed in whole or in part at any time at $10 per share plus cumulative unpaid dividends. At the holder's option, the Series B Preferred can be converted at any time into publicly traded preferred stock issued by the Company at a conversion rate of one share of Series B Preferred for each share of publicly traded preferred stock. At January 3, 1999, dividends in arrears on this preferred stock totalled $97,952.

(6)  Stock Options and Warrants

     On September 3, 1998, the Company adopted the 1998 Stock Compensation Plan, which reserves an aggregate of 800,000 shares of the Company's common stock for issuance to certain officers, directors, employees and advisors in the form of either incentive stock options or non-qualified stock options, within certain limitations specified in the plan document. Options granted under this plan must be granted at a minimum of the fair market value at the date of grant and the Company can, in its discretion issue simultaneously alternative stock appreciation rights. In that case, the optionee can choose whether to exercise the option or the stock appreciation right. Options must be exercised within a period of no more than ten years from the plan's inception. During fiscal 1998, all options granted pursuant to this plan vested in no more than three years and are exercisable for a period of five years.

     The following summarizes stock option activity related to this plan through January 3, 1999:

                                                  Exercise
                                        Shares    Price

     Options granted                    157,500   $ 1.00
     Options canceled                     7,500     1.00

Options outstanding at January 3, 1999  150,000   $ 1.00

     At January 3, 1999, options on 136,668 shares were exercisable and all options had weighted average remaining contractual life of approximately four and two-thirds years.

     The Company accounts for stock options pursuant to Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no compensation cost has been recognized in connection with these options. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") encourages, but does not require, entities to compute the fair value of options at the date of grant and to recognize such costs as compensation expense immediately if there is no vesting period or ratably over the vesting period of the options. The Company has chosen not to adopt the cost recognition principles of SFAS No. 123. Had compensation cost been determined based upon the fair value of the options at the grant dates consistent with the method of SFAS No. 123, the Company's net loss and loss per share would not have been effected to any measurable degree based on management's use of the minimum value method with the following weighted average grant date assumptions used for grants in 1998: fair value of the underlying stock of $0.01, dividend yield of 0%, risk free interest rate of 5.5% and an expected life of five years.

     All of these options will be terminated in connection with the NYB Foods, Inc. transaction discussed in note 9.

                                 WRAPSTERS, INC.
                    Notes to Financial Statements, continued

(7)  Commitments and Contingencies

     Leases

     The Company leases certain store locations and equipment pursuant to operating leases with initial terms ranging from three to five years, with renewal options of up to five years. Future minimum lease payments (which do not include amounts payable by the Company for maintenance costs, real estate taxes and insurance, or contingent rentals payable on a percentage of sales in excess of stipulated amounts for the store locations) under noncancelable operating leases, including leases on the three stores that were closed during 1998, at January 3, 1999 are as follows:

          Fiscal Year Ended
               1999                $ 149,000
               2000                  151,000
               2001                  113,000
               2002                   73,000
               2003                   47,000

     Total minimum lease payments  $ 533,000

     The Company incurred rent expense during fiscal 1998 of approximately $119,000.

     Employment Agreements

     Effective February 20, 1998, the Company entered into employment agreements with its president, its Board chairman, and its Board vice chairman. The employment agreements specified certain salaries and other benefits that would be paid in exchange for their services to the Company. The agreements were for one year terms and two of them expired in February 1999 and were not renewed; however, the Company is continuing to honor these agreements as though they had been renewed. The agreement with the vice chairman of the Board was modified on July 8, 1998 to become effective on the date that individual was able to bring to the Company financing of at least $750,000 and would then run for a term of three years from that date. The financing has not yet been received, so the term has not yet begun.

     These employment agreements will be terminated in connection with the NYB Foods, Inc. transaction discussed in Note 9.

     Litigation

     During 1998, the Company sold one franchise to an individual for a franchise fee of $50,000. A dispute subsequently arose and the individual filed suit against the Company in connection with that franchise. The Company is negotiating a settlement with that individual and believes it is probable that a settlement will be reached that will not involve any significant costs to the Company. The franchise fee has been deferred pending resolution of this matter.

     Litigation against the Company has commenced seeking eviction and possible monetary damages against the Company in connection with leases on two closed stores. Additionally, future similar litigation is possible in connection with leases on other closed stores. At this time, management cannot reasonably estimate any possible losses resulting from these matters.

     The 1998 financial statements do not include any loss provision in connection with the above matters.

     (8)  Going Concern Considerations

     At January 3, 1999, the Company had an accumulated deficit of $1,546,257, incurred a net loss during 1998 of $1,282,682, had negative cash flows from operations of $804,272 and had negative working capital of $841,232. Since that date, the Company has continued to loss money and has closed all but two of its stores (see Note 9). Management is negotiating with certain parties to merge the Company in an effort to strengthen its financial position and operations, and they believe the financing available to them from affiliates as well as negotiations with certain suppliers will enable the Company to continue operations until a transaction is consummated that will strengthen its financial position (see Note 9). The financial statements do not reflect any adjustments that may be necessary in the event the Company does not successfully consummate such a merger transaction.

                                 WRAPSTERS, INC.
                    Notes to Financial Statements, continued


     (9)  Subsequent Events

     During 1999, the Company closed its two Florida stores leaving only the two stores in Atlanta, Georgia in operation. The Company is also contemplating closing the two remaining stores.

     On August 31, 1999, the Company executed an Agreement and Plan of Reorganization with NYB Foods, Inc. ("NYB") and NYB Acquisitions Corp. ("Acquisitions") a newly formed, wholly owned subsidiary of the Company, whereby all 4,900,000 previously outstanding shares of NYB will be exchanged for $500,000 and 7,500,000 newly issued shares of the Company's common stock, and NYB will be merged with and into Acquisitions with Acquisitions being the surviving entity. In connection with this agreement, two of the Company's existing shareholders will surrender 1,250,000 shares of Company common stock they own to the Company. Additionally, all notes payable to affiliates will be converted to common stock of the Company at a rate of one share of common stock for each dollar of indebtedness or will be repaid in full, and all Series B preferred stock will be converted to the Company's common stock at a rate of three shares of common stock for each share of preferred stock. As a part of the merger, the Company will contribute $200,000 to Acquisitions for its working capital from a private placement to be closed simultaneously with the merger, and the Company will commit to raise an additional $1,000,000 of capital for working capital purposes within six months of the closing of this merger. This merger is expected to close during the fourth quarter of 1999.

James E. Raftery, CPA, PC
946 S. Stapley Drive, Suite 103                              (480)835-1040
Mesa, Arizona 85204                                      FAX (480)835-8832


                         INDEPENDENT AUDITOR'S REPORT

To the Shareholders
NYB Foods, Inc.

I have audited the accompanying balance sheets of NYB Foods, Inc. as of March 31, 1999 and 1998, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted the audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and of the disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NYB Foods, Inc. as of March 31, 1999 and 1998, and the results of its operations for the years then ended in conformity with generally accepted accounting principles.

James E. Raftery, CPA
Mesa, Arizona
July 10, 1999


Member, American Institute of Certified Public Accountants and Arizona Society of Certified Public Accountants

                              NYB FOODS, INC.
                            FINANCIAL STATEMENTS
                              March 31, 1999

                              TABLE OF CONTENTS

                                                  Page No.

I. Independent Auditor's Report                        1

II. Financial Statements

          Balance Sheet                                2

          Statement of Income and Retained Earnings    3

          Statement of Cash Flows                      4-5

III. Notes to the Financial Statements                 6-9

James E. Raftery, CPA, PC
946 S. Stapley Drive, Suite 103                        (480)835-1040
Mesa, Arizona 85204                                FAX (480)835-8832


To the Shareholders
NYB Foods, Inc.

I have audited the accompanying balance sheets of NYB Foods, Inc. as of March 31, 1999 and 1998, and the related statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted the audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and of the disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NYB Foods, Inc. as of March 31, 1999 and 1998, and the results of its operations for the years then ended in conformity with generally accepted accounting principles.

James E. Raftery, CPA
Mesa, Arizona
July 10, 1999

Member, American Institute of Certified Public Accountants and Arizona Society of Certified Public Accountants

                              NYB FOODS, INC.
                               BALANCE SHEET
                                 March 31,

                                                       1999      1998
                              ASSETS

Current Assets
     Cash                                              $68,808   $24,191
     Accounts receivable, net of allowance
       of $20,000 for 1999                              64,054    35,630
     Inventory (Note A)                                  1,857         -
     Prepaid expenses                                  201,875   137,250
     Advances to related parties (Note B)              229,459   122,963
     Note receivable (Note C and K)                     58,191         -
     Deferred tax benefit (Note A and G)                     -    13,826
          Total Current Assets                         624,244   333,860

Property and Equipment (Note A and D)                  105,986     8,549

Other Assets
     Franchise documentation                            40,000    40,000
     Note receivable (Note C)                           16,809         -
     Refundable deposits                                 2,066     2,094
     Organizational costs, net of amortization              50       100
                                                        58,925    42,194

                                                       $789,155 $384,603

                         LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
     Accounts payable and accrued expenses             $ 28,762 $  1,214
     Commissions payable                                 15,580   21,365
     Loan (Note B)                                        2,762   10,751
     Note payable (Note F)                                5,501        -
     Deferred tax liability (Note A and G)                3,673        -
     Deferred revenue (Note A)                          633,500  324,500
          Total Current Liabilities                     689,778  357,830

Long Term Liabilities
     Note Payable (Note F)                                4,192        -
          Total Liabilities                             693,970  357,830

Equity
     Common stock, 20,000,000 shares of no par value
       authorized; 4,900,000 shares issued and
       outstanding (Note H)                              81,631   81,631
     Retained earnings                                   13,554  (54,858)
                                                         95,185   26,773

                                                       $789,155 $384,603


The accompanying notes are an integral part of this financial statement.

                               NYB FOODS, INC.
                  STATEMENT OF INCOME AND RETAINED EARNINGS
                           Years Ended March 31,

                                                       1999      1998
Revenue                                                $769,936  $420,571

Operating Expenses                                      760,621   458,417
Net Income from Operations                                9,315   (37,846)
Other Income and (Expense)
Miscellaneous Income (Note K)                           100,599    11,219
Miscellaneous Expense (Note K)                          (35,031)        -
Interest Income                                          12,606     7,475
Interest Expense                                         (1,577)        -
                                                         76,597    18,694
Net Income Before Taxes and Discontinued Operations      85,912   (19,152)
Loss From Discontinued Operations (Note J)                    -    (7,645)
Net Income (Loss) Before Taxes                           85,912   (26,797)
Provision for Taxes
Deferred tax benefit (expense) (Note A and G)           (17,500)    6,455
Net Income (Loss)                                        68,412   (20,342)
Accumulated Deficit, beginning of year                  (54,858)  (34,516)
Retained Earnings, end of year                         $ 13,554  $(54,858)

The accompanying notes are an integral part of this financial statement

                                    NYB FOODS, INC.
                               STATEMENT OF CASH FLOWS
                                Years Ended March 31,
                                                       1999      1998
Cash Flow From Operating Activities
Cash received from customers                           $741,508  $413,846
Cash paid to employees and suppliers                   (496,404) (341,106)
Miscellaneous income                                     25,599    11,219
Miscellaneous expense                                   (35,031)        -
Interest expense                                         (1,577)        -
Net Cash Provided (Used) By Operating Activities        234,095    83,959
Cash Flow From Investing Activities
Investments                                             (93,887)  (34,367)
Acquisition of equipment                               (105,284)   (7,762)

Net Cash Provided (Used) By Investing Activities       (199,171)  (42,129)
     Cash Flow From Financing Activities
     Proceeds from notes payable                          9,693   (19,000)
Net Increase (Decrease) in Cash                          44,617    22,830
     Beginning cash balance                              24,191     1,361

    Ending cash balance                                $ 68,808  $ 24,191

The accompanying notes are an integral part of this financial statement

                                                       1999      1998

Reconciliation Of Net Income (loss) To Cash
Provided (used) by Operating Activities
 Net (Loss)                                            $ 68,412  $(20,342)
Adjustments to reconcile net income to cash provided
(used) by operating activities
  Depreciation                                            7,845     1,252
  Amortization                                               50        50
  Loss from discontinued operations                           -     7,645
  (Increase) decrease in operating assets
    Accounts receivable                                 (28,424)  (14,200)
    Interest receivable                                 (12,607)   (7,475)
    Inventory                                            (1,857)        -
    Prepaid expenses                                    (64,625)  (60,750)
    Note receivable                                     (75,000)        -
    Deferred tax benefit                                      -    (6,455)
    Refundable deposits                                      28      (478)
  Increase (decrease) in operating liabilities
    Accounts payable                                     12,901    20,375
    Deferred tax liability                               17,499         -
    Accrued expenses                                      8,862         -
    Deferred revenue                                    309,000   164,500
    Advance                                              (7,989)     (163)

Net Cash Provided (Used) by Operating Activities       $234,095  $ 83,959

The accompanying notes are an integral part of this financial statement

                               NYB FOODS, INC.
                    NOTES TO THE FINANCIAL STATEMENTS
                               March 31, 1999

NOTE A - SAY OF SIGNIFICANT ACCOUNTING POLICIES

     This summary of significant accounting policies of NYB Foods, Inc. (NYB) is presented to assist in understanding the Corporation's financial statements. The financial statements and notes are the representation of the Corporation's management, who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

     1. Nature of Business

     NYB was incorporated in the state of Colorado on April 21, 1995 and maintains its principal place of business in Mesa, Arizona. The Corporation's principal business activity is that of a franchiser granting qualified persons franchises for the operation of quick serve restaurants that operate under the name New York Burrito Gourmet Wraps.

     2. Deferred Revenue

     Income from initial franchise fees is deferred and recognized when the franchisee commences operations. At March 31, 1999, fifty-five stores were sold but not opened, however six have begun operations in the subsequent fiscal year at which time the initial franchise fee will be recognized as revenue.

     3. Property and Equipment

     Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method for financial reporting purposes over a estimated useful life of five, seven and thirty nine years. Depreciation expense for the years ended March 31, 1999 and 1998 was $7,845 and $1,252, respectively.

     4. Income Taxes

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between basis of equipment for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable of deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for capital losses that are not available to offset future income taxes.

     5.   Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Corporation considers all short term debt securities purchased with a maturity of three months or less to be cash equivalents.

     6.   Reclassifications

     Certain accounts in the prior-year financial statements have been reclassified for comparative purposes to conform with the presentation in the current-year financial statements.

                                  NYB FOODS, INC.
                         NOTES TO THE FINANCIAL STATEMENTS
                                  March 31, 1999

NOTE A - SAY OF SIGNIFICANT ACCOUNTING POLICIES CONT:

     7.   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reporting amounts and disclosures. Accordingly, actual results could differ from those estimates.

     8.   Inventories

     Inventory consists of spices, sauces, and packaging supplies, valued at lower of cost or market, on a first in, first out basis.

NOTE B - ADVANCES TO RELATED PARTIES

     An unsecured note receivable, bearing interest at 8% per annum from a majority shareholder:
                           1999      1998
     Loan                  $206,854  $112,963
     Accrued interest        22,605    10,000
                           $229,459  $122,963

     Interest income related to this note for the years ended March 31, 1999 and 1998 was $12,606 and $7,475, respectively.

     The Corporation uses a credit card that is issued to a shareholder. As of March 31, 1999 and 1998, the balance owing was $2,762 and $10,751, respectively.

NOTE C- NOTES RECEIVABLE

Note receivable (Note K), secured by all contract
rights, accounts receivable, and title and interest
in and to all New York Burrito franchise restraurants
within the state of California. The note receivable
bears interest at 8% per annum and is payable in
fifteen equal installments of $5,678                      $ 75,000

Less current portion                                        58,191

                                                            16,809

                                NYB FOODS, INC
                      NOTES TO THE FINANCIAL STATEMENTS
                                March 31, 1999

NOTE D - PROPERTY AND EQUOPMENT

Property and equipment are summarized by major classification as follows:

     Equipment                $    45,930    $    9,273
     Training Facility             68,268             -
     Leasehold Improvement          1,157           800
                                  115,355        10,073
Less: Accumulated Depreciation     (9,369)       (1,524)

                                 $105,986    $    8,549

NOTE E - LEASE OBLIGATIONS

The Corporation conducts its operations from facilities in both Colorado and Arizona under operating leases. Future minimum rental payments required for the operating leases are as follows:

                                 1999        1998

     Year Ended March 31,
          1999                   $     -     $14,026
          2000                   $63,204     $14,480
          2001                   $63,204     $ 2,426
          2002                   $33,612     $     -
          2003                   $27,694     $     -
          2004                   $20,771     $     -

Rental expense for the years ended March 31, 1999 and 1998 was $15,600 and $16,099, respectively.

NOTE F- NOTE PAYABLE

Notes payable consisted of the following at March 31,:

                                                  1999       1998

Note payable in monthly installments of           $9,693     $   -
$470.08, including interest at a rate of
18.50% per annum, secured by vehicle
Less current maturities                            5,501         -
                                                  $4,192     $   -

                                 NYB FOODS, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                                 March 31, 1999

NOTE G - INCOME TAXES

     The Corporation has loss carryforwards totaling $68,482 which will be fully absorbed in the current year.

     The provisions for income taxes consist of the following components:

                                                 1999      1998

     Deferred tax (benefit) expense              $17,500   $(6,455)

     The deferred tax liability is associated with the use of accelerated depreciation methods for income tax purposes.

NOTE H- STOCKHOLDER'S EQUITY

     On April 16, 1997, the number of authorized shares of common stock was increased from 5,000,000 to 20,000,000.

     On May 17, 1997, 2,500,000 shares of outstanding common stock split at a rate of 1.356. In addition, 1,510,000 shares of common stock were issued.

NOTE I - CONTINGENCIES

     Subsequent to March 31, 1998, the Corporation filed an arbitration action of $50,000 against Gourmet Wrapps, LLC and Glen Grishkowsky for breach of a Development Agreement and damages resulting therefrom. The arbitrator found in favor of NYB Foods, Inc., and awarded the Corporation $19,500.

NOTE J- DISCONTINUED OPERATIONS

     In May 1997, the Corporation sold its investment in the franchise store located in Mesa, Arizona. The franchise was sold for $25,000. The Corporation recognized a loss of $7,645 and $65,225 at March 31, 1998.

NOTE K- MISCELLANEOUS ITEMS

     Miscellaneous expense includes a settlement in October 1998 with a landlord in the amount of $30,000 for unsettled rent payments.

     Miscellaneous income includes the sale of California royalty rights to a corporation for $100,000; $25,000 cash and a note for $75,000 (Note C).

                               NYB FOODS, INC.
                           FINANCIAL STATEMENTS
                               March 31, 1998

                             TABLE OF CONTENTS

                                                            Page No.

     I.   Independent Auditor's Report                      1
     II.  Financial Statements
          Balance Sheet                                     2
          Statement of Operations and Accumulated Deficit   3
          Statement of Cash Flows                           4 - 5
     III. Notes to the Financial Statements                 6 - 9

James E. Raftery, C.P.A.. P .C.
946 S. Stapley Drive, Suite 103                                  (602)835-1040
Mesa, Arizona 85204                                          FAX (602)835-8832

                           INDEPENDENT AUDITOR'S REPORT

To the Shareholders
NYB Foods, Inc.

I have audited the accompanying balance sheets of NYB Foods, Inc. as of March 31, 1998 and 1997, and the related statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted the audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and of the disclosures in the financial statements. An audit also includes assessing that accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the fin ' statements referred to above present fairly, in all material respects, the financial position of NYB Foods, Inc. as of March 31, 1998 and 1997, and the results of its operations for the years then ended in conformity with generally accepted accounting principles.

James E. Raftery, CPA
Mesa, Arizona
August 6, 1998

Member, American Institute of Certified Public Accountants and Arizona Society of Certified Public Accountants.

                                     NYB FOODS, INC.
                                      BALANCE SHEET
                                        March 31,
                                                   1998           1997
                                         ASSETS
Current Assets
  Cash                                             $ 24,191       $  1,361
  Accounts receivable                                35,630         21,429
  Prepaid expenses                                  137,250         76,500
  Note receivable (Note B)                          122,963         63,766
  Deferred tax benefit (Note A and F)                13,826          7,371
    Total Current Assets                            333,860        170,427

Property and Equipment (Note A and C)
  Furniture and equipment                             9,273          2,311
  Leasehold improvements                                800              -
                                                     10,073          2,311
  Less: accumulated depreciation                     (1,524)          (271)
                                                      8,549          2,040
Other Assets
  Organizational costs, net of amortization             100            150
  Franchise documentation                            40,000         40,000
  Refundable deposits                                 2,094          1,616
  Investment in partnership (Note G)                      -         25,000
                                                     42,194         66,766
                                                   $384,603       $239,233
                       LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
  Accounts payable                                 $  1,214       $      -
  D.A. commission payable                            21,365          2,204
  Loan (Note B)                                      10,751         10,914
  Note payable (Note E)                                   -         19,000
  Deferred revenue (Note A)                         324,500        160,000
    Total Current Liabilities                       357,830        192,118

Equity
  Common stock, 20,000,000 shares of no par
  value authorized; 5,000,000 shares issued
  and outstanding (Note G)                           81,631         56,631
  Stock subscription (Note A)                             -         25,000
  Accumulated Deficit                               (54,858)       (34,516)
                                                     26,773         47,115
                                                   $384,603       $239,233

The accompanying notes are an integral part of this financial statement.

                  STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                              Years Ended March 31,
                                                   1998          1997
Revenue                                            $420,571      $214,592

Operating Expenses                                  458,417       182,045

  Net Income from Operations                        (37,846)       32,547


Other Income and (Expense)
  Miscellaneous Income                               11,219             -
  Interest Income                                     7,475         2,525
  Interest Expense                                        -          (560)
                                                     18,694         1,965

Net Income Before Taxes and Discontinued Operations (19,152)       34,512

Loss From Discontinued Operations (Note I)           (7,645)      (65,225)

Net Income (Loss) Before Taxes                      (26,797)      (30,713)

Provision for Taxes
  Deferred tax benefit (Note A and F)                 6,455         7,371

Net Income (Loss)                                   (20,342)      (23,342)

Accumulated Deficit, beginning of year              (34,516)         (582)

Prior Period Adjustment                                   -       (10,592)

Accumulated Deficit, end of year                   $(54,858)     $(34,516)


The accompanying notes are an integral part of this financial statement.

                                 NYB FOODS, INC.
                            STATEMENT OF CASH FLOWS
                             Years Ended March 31,

                                                   1998          1997
CASH FLOW FROM OPERATING ACTIVITIES
  Cash received from customers                     $406,371      $193,163
  Cash paid to employees and suppliers             (347,561)     (157,266)
  Interest income                                     7,475         2,525
  Miscellaneous income                               11,219             -
  Income taxes                                        6,455         7,371
  Interest expense                                        -          (560)

Net Cash Provided (Used) By Operating Activities     83,959        45,233

CASH FLOW FROM INVESTING ACTIVITIES
  Investments                                       (34,367)      (61,793)
  Acquisition of equipment                           (7,762)       (2,311)

  Net Cash Provided (Used) By Investing Activities  (42,129)      (64,104)

CASH FLOW FROM FINANCING ACTIVITIES
  Proceeds from notes payable                       (19,000)       10,000

  Net Increase (Decrease) in Cash                    22,830        (8,871)

  Beginning cash balance                              1,361        10,232

  Ending cash balance                               $24,191       $ 1,361

The accompanying notes are an integral part of this financial statement.

                                                    1998           1997

RECONCILIATION OF NET (LOSS) TO CASH
PROVIDED (USED) BY OPERA TING ACTIVITIES
  Net (Loss)                                        $(20,342)      $(23,342)
  Adjustments to reconcile net income to
  cash provided (used) by operating activities
    Depreciation                                       1,252            271
    Amortization                                          50             50
    Loss from discontinued operations                  7,645         65,225
(Increase) decrease in operating assets
      Accounts receivable                            (14,200)       (21,429)
      Notes receivable                                     -        (51,326)
      Interest receivable                             (7,475)        (2,525)
      Prepaid expenses                               (60,750)       (76,500)
      Deferred tax benefit                            (6,455)        (7,371)
      Refundable deposits                               (478)          (346)
    Increase (decrease) in operating liabilities
      Accounts payable                                20,375          2,204
      Deferred revenue                               164,500        160,000
      Advance                                           (163)           322

Net Cash Provided (Used) by Operating Activities     $83,959        $45,233

The accompanying notes are an integral part of this financial statement.

                                  NYB FOODS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                                  March 31, 1998

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     This summary of significant accounting policies of NYB Foods, Inc. (NYB) is presented to assist in understanding the Corporation's financial statements.
The financial statements and notes are the representation of the Corporation's management, who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

     1. Nature of Business

     NYB was incorporated in the state of Colorado on April 21, 1995 and maintains its principal place of business in Mesa, Arizona. The Corporation's principal business activity is that of a franchisor granting qualified persons franchises for the operation of quick serve restaurants that operate under the name New York Burrito Gourmet Wraps.

     2. Deferred Revenue

     Income from initial franchise fees is deferred and recognized when the franchisee commences operations. At March 31, 1998, twenty-seven stores were sold but not opened, however they have begun operations in the subsequent fiscal year at which time the initial franchise fee will be recognized as revenue.

     3. Property and Equipment

     Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method for financial reporting purposes over a estimated useful life of five years. Depreciation expense for the years ended March 31, 1998 and 1997 was $1,524 and $271, respectively.

     4. Income Taxes

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between basis of equipment for financial and income tax reporting. The deferred tax assets and liibilities represent the future tax return consequences of those differences, which will either be taxable of deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for capital losses that are not available to offset future income taxes.

     5.   Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Corporation considers all short term debt securities purchased with a maturity of three months or less to be cash equivalents.

     6.   Reclassifications

     Certain accounts in the prior-year financial statements have been reclassified for comparative purposes to conform with the presentation in the current-year financial statements.

                              NOTES TO THE FINANCIAL STATEMENTS
                                      March 31, 1998

NOTE B - RELATED PARTY TRANSACTIONS

     An unsecured note receivable, bearing interest at 8% per annum from a majority shareholder:
                                          1998       1997

     Loan                                 $112,963   $ 61,241
     Accrued interest                       10,000      2,525

                                          $122,963   $ 63,766

     Interest income related to this note for the years ended March 31, 1998 and 1997 was $7,475 and $2,525, respectively.

     The Corporation uses a credit card that is issued to a shareholder. As of March 31, 1998 and 1997, the balance owing was $10,751 and $10,914, respectively.

NOTE C- PROPERTY AND EQUIPMENT

     Property and equipment are summarized by major classification as follows:


                                              1998         1997

     Equipment                                $ 9,273      $ 2,311
     Leasehold Improvement                        800            -
                                               10,073        2,311
     Less: Accumulated Depreciation            (1,524)        (271)

                                              $ 8,549      $ 2,040
NOTE D - LEASE OBLIGATIONS

     The Corporation conducts its operations from facilities that are leased under a 3 year operating lease expiring May 31, 2000. Future minimum rental payments required for the. operating lease is as follows:

                                              1998         1997
     Year Ended March 31,
            1998                              $     -      $12,518
            1999                              $14,026      $14,026
            2000                              $14,480      $14,480
            2001                              $ 2,426      $ 2,426

     Rental expense for the years ended March 31, 1998 and 1997 was $16,099 and $15,583, respectively.

                               NYB FOODS, INC.
                     NOTES TO THE FINANCIAL STATEMENTS
                               March 31, 1998

NOTE E - NOTE PAYABLE

     Notes payable consisted of the following at March 31,:

                                               1998           1997
     Two non-interest bearing demand
     notes payable                             $      -       $19,000
     Less current maturities                          -        19,000
                                               $      -       $     -

NOTE F - INCOME TAXES

     The Corporation has loss carryforwards totaling $57,809 that may offset against future taxable income. If not used, the carryforwards will expire as follows:
                          Year 18   $   582
                          Year 19    30,713
                          Year 20    26,315
                                    $57,610

     The provisions for income taxes consist of the following components:

                                         1998      1997
     Deferred tax benefit                $(6,455)  $(7,371)

NOTE G - STOCKHOLDER'S EQUITY

     On April 16, 1997, the number of authorized shares of common stock was increased from 5,000,000 to 20,000,000.

     On May 17, 1997, 2,500,000 shares of outstanding common stock split at a rate of 1.356. In addition, 1,610,000 shares of common stock were issued.

NOTE H - CONTINGENCIES

     Subsequent to March 31, 1998, the Corporation filed an arbitration action of $50,000 against Gourmet Wrapps, LLC and Glen Grishkowsky for breach of a Development Agreement and damages resulting therefrom. It is premature to forecast the probability of success, however any amounts awarded will be credited to earnings in the year received.

     Simultaneously, Mr. Grishkowsky has filed a counter claim in the amount of $50,000 alleging NYB Foods, Inc. breached its promise to register the NYB franchises in various states. Legal counsel is reasonably confident the pending arbitration will prevail in favor of NYB Foods, Inc. Consequently, no provision has been.made in the accounts for any liability for this suit.

                                   NYB FOODS, INC.
                          NOTES TO THE FINANCIAL STATEMENTS
                                   March 31, 1998

NOTE I - DISCONTINUED OPERATIONS

     In May 1997, the Corporation sold its investment in the franchise store located in Mesa, Arizona. The franchise was sold for $25,000. The Corporation recognized a loss of $7,645 and $65,225 at March 31, 1998 and 1997, respectively.

                                  NYB FOODS, INC.
                              FINANCIAL STATEMENTS
                                  March 31, 1997

                              TABLE OF CONTENTS

                                                        Page No.
I.   Independent Auditor's Report                        1
II.  Financial Statements
     Balance Sheet                                      2
     Statement of Operations and Accumulated Deficit    3
     Statement of Cash Flows                            4
III. Notes to the Financial Statements                  6 - 8

James E. Raftery, C.P.A., P .C.
946 S. Stapley Drive, Suite 103                                  (602)835-1040
Mesa, Arizona 85204                                          FAX (602)835-8832

                           INDEPENDENT AUDITOR'S REPORT

To the Shareholders
NYB Foods, Inc.

I have audited the accompanying balance sheet of NYB Foods, Inc. as of March 31, 1997, and the related statements of operations and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted the audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and of the disclosures in the financial statements. An audit also includes assessing that accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NYB Foods, Inc. as of March 31, 1997, and the results of its operations for the year then ended in conformity with generally accepted accounting principles.

James E. Raftery, CPA
Mesa, Arizona
January 30, 1998

Member, American Institute of Certified Public Accountants and Arizona Society of Certified Public Accountants.

                                NYB FOODS, INC.
                                 BALANCE SHEET
                                March 31, 1997

                                     ASSETS

Current Assets
  Cash                                  $  1,361
  Accounts receivable                     21,429
  Prepaid expenses                        76,500
  Note receivable (Note B)                63,766
  Deferred tax benefit (Note A and F)      7,371

Total Current Assets                     170,427

Property and Equipment (Note A and C)      2,311
Less: accumulated depreciation              (271)
                                           2,040

Other Assets
  Organizational costs, net of
    amortization                             150
  Franchise documentation                 40,000
  Refundable deposits                      1,616
  Investment in partnership (Note G)      25,000
                                          66,766

                                         239,233
                LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
  Accounts payable                      $  2,204
  Advance (Note B)                        10,914
  Note payable (Note E)                   19,000
  Deferred revenue Note A)               160,000

Total Current Liabilities                192,118

Equity
  Common stock, 5,000,000 shares of
    no par value authorized; 2,500,000
    shares issued and outstanding         81,631
  Accumulated Deficit                    (34,516)
                                          47,115

                                        $239,233

The accompanying notes are an integral part of this financial statement.

                              NYB FOODS, INC.
               STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                         Year Ended March 31, 1997

Revenue                                 $214,592

Operating Expenses                       182,045

Other Income and (Expense)
  Interest Income                          2,525
  Interest Expense                          (560)
                                           1,965

Net Income Before Taxes and
  Discontinued operations                 34,512

Loss From Discontinued Operations
  (Note G)                               (65,225)

Net Income (Loss) Before Taxes           (30,713)

Provision for Taxes
  Deferred tax benefit (Note A and F)      7,371

Net Income (Loss)                        (23,342)

Accumulated Deficit, beginning of year      (582)

Prior Period Adjustment (Note H)         (10,592)

Accumulated Deficit, end of year        $(34,516)

The accompanying notes are an integral part of this financial statement.

                              NYB FOODS, INC.
                         STATEMENT OF CASH FLOWS
                        Year Ended March 31, 1997

CASH FLOW FROM OPERATING ACTIVITIES
  Cash received from customers                    $ 193,163
  Cash paid to employees and suppliers             (157,266)
  Interest income                                     2,525
  Income taxes                                        7,371
  Interest expense                                     (560)

Net Cash Provided (Used) By Operating Activities     45,233

CASH FLOW FROM INVESTING ACTIVITIES
  Investments                                       (61,793)
  Acquisition of equipment                           (2,311)

Net Cash Provided (Used) By Investing Activities    (64,104)

CASH FLOW FROM FINANCING ACTIVITIES
  Proceeds from notes payable                        10,000

Net Increase (Decrease) in Cash                      (8,871)

Beginning cash balance                               10,232

Ending cash balance                                $  1,361


The accompanying notes are an integral part of this financial statement.

RECONCILIATION OF NET (LOSS) TO CASH PROVIDED
(USED) BY OPERATING ACTIVITIES

  Net (Loss)                                       $ (23,342)
  Adjustments to reconcile net income to
  cash provided (used) by operating activities
    Depreciation                                         271
    Amortization                                          50
    Loss from discontinued operations                 65,225
    (Increase) decrease in operating assets
      Accounts receivable                            (21,429)
      Notes receivable                               (51,326)
      Interest receivable                             (2,525)
      Prepaid expenses                               (76,500)
      Deferred tax benefit                            (7,371)
      Refundable deposits                               (346)
    Increase (decrease) in operating liabilities
      Accounts payable                                 2,204
      Deferred revenue                               160,000
      Advance                                            322

Net Cash Provided (Used) by Operating Activities    $ 45,233

                           NYB FOODS, INC.
                   NOTES TO THE FINANCIAL STATEMENTS
                            March 31, 1997

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     This summary of significant accounting policies of NYB Foods, Inc. (NYB) is presented to assist in understanding the Corporation's financial statements. The financial statements and notes are the representation of the Corporation's management, who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

     1. Nature of Business

     NYB was incorporated in the state of Colorado on April 21, 1995 and maintains its principal place of business in Mesa, Arizona. The Corporation's principal business activity is that of a franchisor granting qualified persons franchises for the operation of fast food restaurants that operate under the name New York Burrito Gourmet Wraps.

     2. Deferred Revenue

     Income from initial franchise fees is deferred and recognized when the franchisee commences operations.

     3. Property and Equipment

     Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method for financial reporting purposes over a estimated useful life of five years. Depreciation expense for the year ended March 31, 1997 was $271.

     4. Income Taxes

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between basis of equipment for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable of deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for capital losses that are not available to offset future income taxes.

NOTE B - RELATED PARTY TRANSACTIONS

     An unsecured note receivable, bearing interest at 8% per annum from a majority shareholder:

     Loan                   $    61,241
     Accrued interest             2,525

                            $    63,766

     Interest income related to this note was $2,525 during the year ended March 31, 1997.

     The Corporation uses a credit card issued to a minority shareholder. As of March 31, 1997, the balance owing was $10,914.

                              NYB FOODS, INC.
                    NOTES TO THE FINANCIAL STATEMENTS
                              March 31, 1997

NOTE C - PROPERTY AND EQUIPMENT

     Property and equipment are summarized by major classification as follows:

     Equipment                          $   2,311
     Less: Accumulated Depreciation          (271)
                                       $    2,040

NOTE D -LEASE OBLIGATIONS

     The Corporation conducts its operations from facilities that are leased under a 3 year operating lease expiring May 31, 2000. Future minimum rental payments required for the operating lease is as follows:

     Year Ended March 31,
          1998                $    12,518
          1999                $     4,026
          2000                $     4,480
          2001                $     2,426

     Rental expense for the year ended March 31, 1997 was $15,583.

NOTE E - NOTE PAYABLE

     Notes payable at March 31, 1997 consisted of the following:

     Two non-interest bearing demand notes payable     $    19,000
     Less current maturities                                19,000
                                                       $         -

NOTE F-INCOME TAXES

     The Corporation has loss carryforwards totaling $31,295 that may offset against future taxable income. If not used, the carryforwards will expire as follows:

          Year 19        $    582
          Year 20          30,713

                      $    31,295

     The provisions for income taxes consist of the following components:

     Deferred tax benefit     $    (7,371)

                             NYB FOODS, INC.
                   NOTES TO THE FINANCIAL STATEMENTS
                             March 31, 1997

NOT G - SUBSEQUENT EVENTS

     Subsequent to March 31, 1997, the Corporation sold its investment in the partnership for $25,000 resulting in a loss of $65,225. The cost basis of this investment was adjusted for the year ended March 31, 1997.

NOTE H - PRIOR PERIOD ADJUSTMENT

     Accumulated deficit has been increased to recognized expenses not recorded in the prior year. This increase has no effect on the current year net loss. The cumulative effect of this adjustment increases accumulated deficit by $10,592.

              PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Colorado statutes and the Articles of Incorporation of the Issuer provide for indemnification of officers and directors and for limitation on their liability, as follows:

     Colorado Revised Statutes Section 7-108-401: General standards of conduct for directors and officers. (1) Each director shall discharge his or her duties as a director, including his or her duties as a member of a committee, and each officer with discretionary authority shall discharge his or her duties under that authority:

          (a)  In good faith;

          (b) With the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

          (c) In a manner he or she reasonably believes to be in the best interests of the corporation.

     (2) In discharging his or her duties, a director or officer is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

          (a) One or more officers or employees of the corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented;

          (b) Legal counsel, a public accountant, or another person as to matters the director or officer reasonably believes are within such person's professional or expert competence; or

          (c) In the case of a director, a committee of the board or directors of which the director is not a member if the director reasonably believes the committee merits confidence.

     (3) A director or officer is not acting in good faith if he or she has knowledge concerning the matter in question that makes reliance otherwise permitted by subsection (2) of this section unwarranted.

     (4) A director or officer is not liable as such to the corporation or its shareholders for any action he or she takes or omits to take as a director or officer, as the case may be, if, in connection with such action or omission, he or she performed the duties of the position in compliance with this section.

     Colorado Revised Statutes Section 7-108-402:  Limitation of certain
liabilities of directors and officers. (1)   If so provided in the articles of
incorporation, the corporation shall eliminate or limit the personal liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any breach of the director's duty of loyalty to the corporation or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts specified in section 7-108-403, or any transaction from which the director directly or indirectly derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any act or omission occurring before the date when such provision becomes effective.

     (2) No director or officer shall be personally liable for any injury to person or property arising out of a tort committed by an employee unless such director or officer was personally involved in the situation giving rise to the litigation or unless such director or officer committed a criminal offense in connection with such situation. The protection afforded in this subsection (2) shall not restrict other common-law protections and rights that a director or officer may have. This subsection (2) shall not restrict the corporation's right to eliminate or limit the personal liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director as provided in subsection (1) of this section.

     Colorado Revised Statutes Section 7-108-403: Liability of directors for unlawful distributions. (1) A director who votes for or assents to a distribution made in violation of section 7-106-401 or the articles of incorporation is personally liable to the corporation for the amount of the distribution that exceeds what could have been distributed without violating said section or the articles of incorporation if it is established that the director did not perform the director's duties in compliance with section 7-108-401. In any proceeding commenced under this section, a director shall have all of the defenses ordinarily available to a director.

     (2) A director held liable under subsection (1) of this section for an unlawful distribution is entitled to contribution:

          (a) From every other director who could be held liable under subsection (1) of this section for the unlawful distribution; and

          (b) From each shareholder who accepted the distribution knowing the distribution was made in violation of section 7-106-401 or the articles of incorporation, the amount of the contribution from such shareholder being the amount of the distribution to that shareholder that exceeds what could have been distributed to that shareholder without violating said section or the articles of incorporation.

     Colorado Revised Statutes Section 7-108-501: Conflicting interest transaction. (1)(a) As used in this section, "conflicting interest transaction" means any of the following:

               (i) A loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest;

               (ii) A guaranty by a corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or

               (iii) A contract or transaction between a corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest.

          (b) "Conflicting interest transaction" shall not include any transaction between a corporation and another entity that owns, directly or indirectly, all of the outstanding shares of the corporation or all of the outstanding shares or other equity interests of which are owned, directly or indirectly, by the corporation.

     (2) No conflicting interest transaction shall be void or voidable or be enjoined, set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves, or ratifies the conflicting interest transaction or solely because the director's vote is counted for such purpose if:

          (a) The material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves, or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or
(b) The material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved, or ratified in good faith by a vote of the shareholders; or

          (c)  The conflicting interest transaction is fair to the corporation.

     (3) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves, or ratifies the conflicting interest transaction.

     (4) A board of directors or a committee thereof shall not authorize a loan, by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest, or a guaranty, by the corporation of an obligation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest, pursuant to paragraph (a) of subsection (2) of this section until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote therein if the issue of the loan or guaranty were submitted to a vote of the shareholders.

     Colorado Revised Statutes Section 7-109-102: Authority to indemnify directors. (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

          (a)  The person conducted himself or herself in good faith; and

          (b)  The person reasonably believed:

               (i) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

               (ii) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

          (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4)  A corporation may not indemnify a director under this section:

          (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

          (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     Colorado Revised Statutes Section 7-109-103: Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     Colorado Revised Statutes Section 7-109-104: Advance of expenses to directors. (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if:

          (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

          (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

          (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

     (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

     Colorado Revised Statutes Section 7-109-105: Court-ordered indemnification of directors. (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

          (a) If it determines that the director is entitled to mandatory i ndemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

          (b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102(1) or was adjudged liable in the circumstances described in section 7-109-102(4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102(4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     Colorado Revised Statutes Section 7-109-106: Determination and authorization of indemnification of directors. (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104(1)(a) and (1)(b) are received and the determination required by section 7-109-104(1)(c) has been made.

     (2) The determinations required by subsection (1) of this section shall be made:

          (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

          (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

     (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

          (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

          (b)  By the shareholders.

     (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

     Colorado Revised Statutes Section 7-109-107: Indemnification of officers, employees, fiduciaries, and agents. (1) Unless otherwise provided in the articles of incorporation:

          (a) An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

          (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

          (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     Colorado Revised Statutes Section 7-109-108: Insurance. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     Colorado Revised Statutes Section 7-109-109: Limitation on indemnification of directors. (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

     (2) Sections 7-109-1-1 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

     Colorado Revised Statutes Section 7-109-110: Notice to shareholders of indemnification of director. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

     Article Seventh, Subsection (a), Articles of Incorporation: Conflicting Interest Transactions. As used in this paragraph, "conflicting interest transaction" means any of the following: (i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or (iii) a contract or transaction between a corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest. No conflicting interest transaction shall be void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves or ratifies the conflicting interest transaction or solely because the director's vote is counted for such purpose if: (A) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves, or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or
(B) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (c) a conflicting interest transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

     Article Seventh, Subsection (b), Articles of Incorporation: Loans and Guaranties for the Benefit of Directors. Neither the board of directors nor any committee thereof shall authorize a loan by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest, or a guaranty by the corporation of an obligation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest, until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders. The requirements of this paragraph (b) are in addition to, and not in substitution for, the provisions of paragraph (a) of Article SEVENTH.

     Article Seventh, Subsection (c), Articles of Incorporation: The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

     Article Seventh, Subsection (d), Articles of Incorporation: Limitation on Director's Liability. No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

               OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Registration Statement Filing Fees      $  2,207.00
     State Registration Fees                 $  2,000.00
     Printing Costs                          $  2,500.00
     Legal Fees                              $ 15,000.00
     Accounting Fees                         $  7,500.00
     Listing Fees                            $  1,500.00

               RECENT SALES OF UNREGISTERED SECURITIES

1.   7,500,000 Shares of Common Stock were issued in the transaction whereby
NYB Foods, Inc., was merged with and into NYB Acquisitions Corp., a wholly-owned subsidiary of the Company. The transaction was exempt from registration under Section 4(2) of the Securities Act of 1933. The individual shareholders of NYB Foods, Inc., received unregistered shares of common stock as follows:

     Robert D. Palmer, Jr.    5,188,776 shares
     & Karene Palmer
     Berg Family Trust        1,244,490 shares
     Gary D. Palmer             765,306 shares
     Mary Jo DiVito             306,122 shares
     Hank Rabin                  15,306 shares

2.   3,400,000 Shares of Common Stock were issued to two investors as follows:

     Kazi Family Partnership  1,700,000 shares
     Dr. J.C. Joshi           1,700,000 shares

The Company received an opinion of counsel that the transaction was exempt from registration pursuant to Regulation D, Rule 504, promulgated under Section 3(b) of the Securities Act of 1933.

3. Warrants to purchase 3,000,000 shares of our common stock were issued to one investor, Mohamed Khalifa. The transaction was exempt from registration under Section 4(2) and Regulation S, promulgated under the Securities Act of 1933.

4. In connection with the above-referenced sale of 3,400,000 shares of our common stock to the Kazi Family Partnership and Dr. J.C. Joshi, and the sale of 3,000,000 common stock purchase warrants to Mohamed Khalifa, 269,500 shares of common stock and 485,000 common stock purchase warrants were issued, as fees and expenses for assisting in the introduction, negotiation and closing of the said transactions, to the following individuals:

Mohamed Ghaus Khalifa    201,250 shares and 144,000 warrants
DSF Capital, Inc.         24,750 shares and 161,000 warrants
Bicoastal Assocs., Inc.   37,250 shares and 100,000 warrants
Man Chu Chow               6,250 shares and 30,000 warrants
Pacific Basin             50,000 warrants

5. 337,500 Shares of Common Stock were issued to the holders of Series B Preferred Stock of the Company in a 3-for-1 conversion, as follows:

Name                Series B Shares     Common Stock Shares
                    Converted           Issued

Dr. Richard Wagner  53,500              160,500
Dr. Ronald Lang     10,500              31,500
Michael Tucker      2,500               7,500
Lewis/Mimi Myers    1,500               4,500
Frederick Garner    3,500               10,500
John Cristakes      2,500               7,500
Donald Clark        1,500               4,500
Charles Kuhter      1,000               3,000
Alan Haehle         1,000               3,000
Jeffrey/Yollande    2,500               7,500
Gottlieb
Roger/Darcy Brooks  1,500               4,500
Stanley Morton      2,500               7,500
Don Drews           4,000               12,000
Thomas Murphy       1,000               3,000
John/Sandra         1,000               3,000
Straetker
Norman/Barbara      2,500               7,500
Glutzer
Margaret Sanderson  1,000               3,000
Dr. Michael Grear   2,500               7,500
Bhagvan Vaghani     5,000               15,000
Santa Cruz Squeeze  2,500               7,500
Robert Henry        500                 1,500
Michael Henry       500                 1,500
Alan Wilson         1,000               3,000
Dieter Schulz       500                 1,500
Kevin Vrba          500                 1,500
Diane/William       2,500               7,500
Bennett
Dr. Robert Stoltz   1,500               4,500
William Throolin/   500                 1,500
Sharon Peterson
Dru/Dana Vowell     1,000               3,000
Scott Weber         500                 1,500

These share exchanges were exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933.

6. 45,750 shares of common stock were issued to five individuals upon the exercise of their common stock purchase warrants as listed below. The issuance of these shares were exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933.

     Richard J. Babjak        3,813 shares
     Sean T. O'Keefe          21,000 shares
     Robert D. Yarosz         3,813 shares
     Anastasios Baharopoulos  3,000 shares
     John H. Mathues          14,124 shares

7. 537,883 shares of common stock were issued to two of our shareholders in exchange for the surrender and cancellation of promissory notes owed by the Company which they held, as follows:

Clyde E. Culp, III        428,883 shares for note of $428,883.00
Santa Cruz Holdings, Inc. 109,000 shares for note of $109,000.00

These share exchanges were exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933.

                              EXHIBITS

1.   Plan of Merger
2.   Statement of Merger
3.   Agreement and Plan of Reorganization
4.   Asset Purchase Agreement
5.   Articles of Incorporation
6.   Articles of Amendment to Articles of Incorporation
7.   Articles of Amendment to Articles of Incorporation
8.   Bylaws
9.   Minutes of Board of Directors, January 28, 1998
10.  Promissory Notes held by Shareholders
11.  Opinion re: legality
12.  Voting Agreement
13.  Subsidiaries of the registrant
14.  Consent of experts and counsel
15.  Financial data schedule

                          UNDERTAKINGS

     I. Amendment of Registration Statement. Uptown Restaurant Group, Inc., is registering securities under Rule 415 of the Securities Act of 1933 (Section
230.415 of Regulation S-B), and therefore, the Company hereby undertakes the following:

     (1) The Company will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, and increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (2) The Company, for determining liability under the Securities Act, will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

     (3) The Company will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      II. Indemnification. Uptown Restaurant Group, Inc., may request acceleration of the effective date of the registration statement under Rule 461 under the Securities Act, and therefore, the Issuer represents that, insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Issuer pursuant to the foregoing provisions, or otherwise, the Issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Issuer of expenses incurred or paid by a director, officer or controlling person of the Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mesa, State of Arizona on January 21, 2000.

                              UPTOWN RESTAURANT GROUP, INC.

                              ROBERT D. PALMER, JR.
                              By:  Robert D. Palmer, Jr.
                              Title:    President and
                                        Chairman of the Board

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

(Signature)
ROBERT HOSAC
(Title)        Chief Financial Officer
(Date)         1/21/2000

(Signature)
L. BENNETT BERG
(Title)        Director
(Date)         1/21/2000

(Signature)
WILLIAM G. NORTON
(Title)        Director
(Date)         1/21/2000

(Signature)
ROBERT D. PALMER, JR.
(Title)        Director
(Date)         1/21/2000

(Signature)
HAROLD L. KESTENBAUM
(Title)        Director
(Date)         1/24/2000

(Signature)
CLYDE E. CULP, III
(Title)        Director
(Date)         1/31/2000